Exhibit 2.5

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the three and nine months ended September 30, 2024 and 2023

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Aimia Inc. (together with its direct and indirect subsidiaries, where the context requires, “Aimia” or the “Corporation”) was incorporated on May 5, 2008 under the laws of Canada.
The following management's discussion and analysis of financial condition and results of operations (the “MD&A”) presents a discussion of the financial condition and results of operations for Aimia. The MD&A is prepared as at November 7, 2024 and should be read in conjunction with the accompanying condensed interim consolidated financial statements of Aimia for the three and nine months ended September 30, 2024 and the notes thereto, the audited consolidated financial statements of Aimia for the year ended December 31, 2023 and the notes thereto, and the Annual Information Form dated March 28, 2024. The earnings and cash flows of Aimia are affected by certain risks. For a description of those risks, please refer to the Risks and uncertainties affecting the business section.

CAUTION REGARDING FORWARD-LOOKING INFORMATION

This MD&A contains statements that constitute "forward-looking information" within the meaning of Canadian securities laws ("forward-looking statements"), which are based upon our current expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute forward-looking statements. Forward-looking statements are typically identified by the use of terms or phrases such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, “would” and “should”, and similar terms and phrases, including references to assumptions.

Forward-looking statements in this MD&A include, but are not limited to, statements with respect to Aimia's current and future strategic initiatives, Aimia’s timeline with respect to the new strategy and the implementation of the new priorities, the potential options to unlock value for shareholders, the use of cash; availability of financing for Aimia's subsidiaries or for Aimia itself; optimization of its capital structure; Aimia’s cash availability to assume its financial obligations; the success of strategic initiatives involving Bozzetto, Cortland International and other Aimia investees; the put option granted to StarChem’s management; StarChem potential earnout and expected EBITDA; the growth of Bozzetto in the Americas; Aimia’s expected credit losses with respect to Kognitiv amended and restated promissory note; Kognitiv’s focus on the growth of its SaaS business and data activation technologies; the value of Aimia’s investment in Clear Media; Aimia’s annualized holding company cash expenses, cash requirements for preferred dividends and associated Part VI.1 tax going forward; cash requirements for additional expenses related to shareholders activism; cash requirements for the Bozzetto debt principal and interests payments and prepayments.

Forward-looking statements, by their nature, are based on assumptions and are subject to known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the forward-looking statement will not occur. The forward-looking statements in this MD&A speak only as of the date hereof and reflect several material factors, expectations and assumptions. While Aimia considers these factors, expectations and assumptions to be reasonable, actual events or results could differ materially from the results, predictions, forecasts, conclusions or projections expressed or implied in the forward-looking statements. Undue reliance should not be placed on any predictions or forward-looking statements as these may be affected by, among other things, changing external events and general uncertainties of the business. A discussion of the material risks applicable to us can be found in the section entitled Risks and uncertainties affecting the business of this MD&A. Aimia cautions that the list of risk factors included in this Management Discussion and Analysis is not exhaustive. Except as required by applicable securities

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
laws, forward-looking statements speak only as of the date on which they are made and we disclaim any intention and assume no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THIS MD&A CONTAINS THE FOLLOWING SECTIONS:

OVERVIEW	4

SUBSIDIARIES AND INVESTMENTS IN PRIVATE EQUITY INSTRUMENTS AND ASSOCIATES	6

Q3 2024 HIGHLIGHTS	7

OTHER 2024 HIGHLIGHTS	9

PERFORMANCE INDICATORS (INCLUDING CERTAIN NON-GAAP FINANCIAL MEASURES)	13

OPERATING AND FINANCIAL RESULTS	14

SELECTED CONSOLIDATED OPERATING RESULTS	14

SEGMENTED OPERATING RESULTS	16

SUMMARY OF QUARTERLY RESULTS	31

LIQUIDITY AND CAPITAL RESOURCES	33

CONTINGENT LIABILITIES AND LEGAL PROCEEDINGS	39

CAPITAL STOCK	40

DIVIDENDS	42

EARNINGS (LOSS) PER COMMON SHARE	43

RELATED PARTIES TRANSACTIONS	43

CHANGES IN ACCOUNTING POLICIES, PRESENTATION AND RESTATEMENT OF COMPARATIVE INFORMATION	46

CRITICAL ACCOUNTING ESTIMATES	50

CONTROLS AND PROCEDURES	52

RISKS AND UNCERTAINTIES AFFECTING THE BUSINESS	53

GLOSSARY	53

ADDITIONAL INFORMATION	54

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW

Aimia was incorporated on May 5, 2008 under the Canada Business Corporations Act. The registered and head office of Aimia is located at 1 University Avenue, 3rd Floor, Toronto, Ontario, M5J 2P1.

The Corporation is a diversified company focused on unlocking the growth potential of its two global businesses, Bozzetto, a sustainable specialty chemicals company, and Cortland International, a rope and netting solutions company. Aimia’s priorities include monetizing its non-core investments, enhancing the value of our core holdings, returning capital to its shareholders, and efficiently utilizing its loss carry-forwards to create shareholder value.

The company owns: a 94.1% interest in Giovanni Bozzetto S.p.A. (“Bozzetto”) which was acquired on May 9, 2023, a provider of specialty sustainable chemicals, offering sustainable textile, water and dispersion chemical solutions with applications in several end-markets including the textile, home and personal care, plasterboard and agrochemical markets, a 100% ownership of Cortland International, which is comprised of: (1) Tufropes, which was acquired on March 17, 2023, a global leader in the manufacturing of high-performance synthetic fiber ropes and netting solutions for maritime and other various industrial customers, and (2) Cortland Industrial LLC ("Cortland"), which was acquired on July 11, 2023, a leading global designer, manufacturer, and supplier of technology advanced synthetic ropes, slings and tethers to the aerospace & defense, marine, renewables, and other diversified industrial end markets.

On January 2, 2024, Aimia, through Bozzetto, completed the acquisition of 65% of StarChem S.A. ("StarChem"), a manufacturer of auxiliary chemical solutions primarily involved in the preparation, dyeing, and finishing processes for large, multi-national customers within the textile industry.

In addition, the Corporation owns a 10.85% stake in Clear Media Limited, an outdoor advertising firm in China and a 48.6% equity stake in Kognitiv Corporation ("Kognitiv"), a B2B global SaaS company inspiring customer loyalty through data-driven personalization.

The Corporation also held a wholly owned investment advisory business, Mittleman Investment Management, LLC ("MIM"), as well as a minority equity stake in TRADE X, a B2B cross-border automotive trading platform, both of which were no longer in operations as of December 31, 2023. The Corporation is still in the process of finalizing the wind down of the MIM operations. Starting December 22, 2023, TRADE X has been placed under receivership pursuant to an order granted by the Ontario Superior Court of Justice.

Segmented Information

As of September 30, 2024, Aimia, through its own operations and those of its subsidiaries, operates three reportable and operating segments, namely, Bozzetto, Cortland International and Holdings.

For each of the operating segments, the Corporation’s chief operating decision-makers (role currently occupied by the Executive Chairman and the President and Chief Financial Officer) review internal management reports on a monthly basis. Accounting policies applied for the Bozzetto, Cortland International and Holdings segments are identical to those used for the purposes of the consolidated financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW (continued)

Bozzetto

The Bozzetto segment includes the results of Bozzetto and StarChem from their respective acquisitions on May 9, 2023 and January 2, 2024, as well as other expenses that relate to these acquisitions, including transaction costs, the Paladin option expense, the Paladin carried interest expense and costs associated with the termination of Paladin agreements.

Cortland International

The Cortland International segment includes the results of Tufropes and Cortland from their respective acquisitions on March 17, 2023 and July 11, 2023, as well as other expenses that relate to these acquisitions, including transaction costs, the Paladin option expense, the Paladin carried interest expense and costs associated with the termination of Paladin agreements.

Holdings

The Holdings segment includes Aimia's investments in Clear Media Limited, Kognitiv, as well as minority investments in various public company securities and limited partnerships. Holdings also includes corporate operating costs, including costs related to public company disclosure and Board costs, executive leadership, legal, finance and administration. The comparative period also includes results associated with MIM's operations and Aimia's investment in TRADE X.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SUBSIDIARIES AND INVESTMENTS IN PRIVATE EQUITY INSTRUMENTS AND ASSOCIATES

The table below summarizes Aimia's main subsidiaries and investments in private equity instruments, associates and joint arrangements at September 30, 2024:

Name	Nature of business	Nature of investment	Reporting segment	Place of business	% of ownership interest	Measurement method
Core Holdings:
Bozzetto	Specialty sustainable chemicals	Subsidiaries	Bozzetto	Worldwide	94.1 (a)	Consolidation
Tufropes	Synthetic fiber ropes and netting solutions	Subsidiaries	Cortland International	Worldwide	100	Consolidation
Cortland	Synthetic ropes, slings and tethers	Subsidiaries	Cortland International	Worldwide	100	Consolidation
Non-core Holdings:
Kognitiv	B2B Loyalty	Associate	Holdings	Worldwide	48.6	Equity (c)
Clear Media Limited (b)	Outdoor advertising	Equity instrument	Holdings	China	10.85	Fair value

(a)
Bozzetto's executive management owns 5.9% of Bozzetto. On January 2, 2024, Aimia, through Bozzetto, completed the acquisition of 65% of StarChem, a manufacturer of auxiliary chemical solutions. The StarChem management owns the remaining 35%.

(b)
Following the acceptance of the share alternative by the Corporation and the privatization of Clear Media Limited, Aimia has a 10.85% stake in Ever Harmonic Global Limited., which wholly-owns Clear Media.

(c)	The Corporation also has an investment in warrants of Kognitiv. The investment in the Kognitiv warrants is measured at fair value.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Q3 2024 HIGHLIGHTS

Q3 2024 PERFORMANCE

For the three months period ended September 30, 2024, the Corporation reported consolidated revenues of $129.1 million, net loss of $1.9 million and Adjusted EBITDA of $15.0 million. These solid results, which saw improvements in consolidated Revenue and Adjusted EBITDA performance indicators compared to the same period in the prior year as well as on a sequential basis, were driven by strong performances of Aimia's core holdings despite a backdrop of unfavorable geopolitical and macro-economic developments, as well as cost-cutting initiatives in the Holdings segment, which continued to be impacted by legal and advisory fees, including litigation settlement agreements, totaling $2.1 million stemming from shareholder activism.

Refer to the Segmented Operating Results section for additional details.

LEADERSHIP APPOINTMENTS AND CREATION OF STRATEGIC REVIEW COMMITTEE
On July 10, 2024, Aimia announced leadership appointments aimed at fast-tracking the rollout of the Corporation’s strategy recently endorsed by shareholders at its annual general meeting, naming James Scarlett as Chair of the newly-formed Strategic Review Committee and Steven Leonard as President and CFO. Aimia’s strategy and near- term priorities are focused on unlocking value and returning capital to investors in a responsible and expeditious manner.
The Strategic Review committee, which also includes Aimia Directors Robert Feingold and Jordan Teramo, will work closely with management to drive Aimia’s strategic review process and identify the best options for returning capital to shareholders. These options may include the potential sale of Aimia’s core holdings, the potential spinoff of core holdings, the potential recapitalization of the parent company or core holdings or the potential merger of core holdings with other entities which may include the use of the Corporation’s cumulative tax losses.

SUBSEQUENT EVENT - COOPERATION AGREEMENT WITH MITHAQ

On October 31, 2024, Aimia announced that it has signed a cooperation agreement (the “Cooperation Agreement”) with Mithaq Capital SPC (“Mithaq”) that will result in the dismissal of all outstanding litigation between the two parties, the appointment of two Mithaq nominees, Muhammad Asif Seemab and Rhys Summerton, to Aimia’s Board of Directors, the grant of customary pre-emptive and registration rights to Mithaq, the adoption of customary standstill provisions through March 31, 2026, and an undertaking from Mithaq to vote all of its common shares of the Corporation in favour of each of Aimia’s management nominees for election to the Corporation’s board of directors at Aimia’s next annual general meeting of shareholders to be held in 2025.

As Aimia is incorporated under the Canada Business Corporations Act (CBCA), it is required to have 25 percent of its directors as Canadian residents. The Corporation currently has seven directors with two being Canadian residents. As a result, Mr. Seemab will be appointed as a director effective immediately and Mr. Summerton will serve as an

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Q3 2024 HIGHLIGHTS (continued)

observer until a special meeting of shareholders is held to approve changes to expand Aimia’s board composition by electing Mr. Summerton as well as another Canadian resident as directors of the Corporation. It is expected that the special meeting of shareholders will be held within 90 days.

Shahir Guindi, Ad. E., a Canadian resident, will be presented for election as a new director. Mr. Guindi, a lawyer and a partner with Osler, has more than 30 years of legal experience and is a recognized advisor in M&A, private equity, and corporate finance. His private equity and venture capital experience includes advising funds on their domestic and cross-border portfolio investments and divestitures and on their fund formations. All seven directors currently on Aimia’s Board, including Lead Independent Director Tom Little, will retain their roles and responsibilities. Aimia’s Strategic Review Committee, chaired by James Scarlett, will increase its membership to include one Mithaq nominee.

Aimia has agreed to pay Mithaq $2.0 million (US$1.5 million) as reimbursement for third-party fees, costs, and expenses incurred by Mithaq in connection with the ongoing litigation. The expense has been recorded in the three month ended September 30, 2024 and is presented in Selling, general and administrative expenses in the consolidated statements of operations.

NORMAL COURSE ISSUER BID

On June 4, 2024, the Corporation announced it had received approval from the Toronto Stock Exchange to purchase up to 7,009,622 of its issued and outstanding common shares under a normal course issuer bid ("NCIB") during the period from June 6, 2024 to no later than June 5, 2025 (the "2024-2025 NCIB"). During the nine months ended September 30, 2024, Aimia repurchased, under the 2024-2025 NCIB, 2,089,200 common shares for a total consideration of $5.4 million, which included 1,300,000 common shares repurchased from Milkwood Capital (UK) Ltd. (“Milkwood”) for $3.3 million as part of the settlement agreement between the parties that was announced on December 29, 2023. Share capital was reduced by $0.8 million and the remaining $4.6 million balance was accounted for as a reduction of contributed surplus.
Subsequent to September 30, 2024, Aimia repurchased 302,800 common shares for a total consideration of $0.8 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OTHER 2024 HIGHLIGHTS

ACQUISITION OF STARCHEM

On November 6, 2023, Aimia announced that its Bozzetto subsidiary had signed a definitive share purchase agreement to acquire 65% of StarChem. The transaction closed on January 2, 2024. StarChem, headquartered in San Pedro Sula, Honduras, is a manufacturer of specialty chemical solutions used primarily in preparation, dyeing, and finishing processes by its large, multi-national textile industry customers. StarChem has two production facilities, Merril and StarChem Honduras. Bozzetto’s acquisition of StarChem will expand its geographical presence and advance Aimia’s stated plan for Bozzetto to enter the Americas through mergers and acquisitions.

The purchase price for the acquisition amounted to $24.1 million (US$18.2 million), with a potential earn-out of up to $12.4 million (US$9.1 million) based on EBITDA targets to be met over the next two years, subject to customary adjustments related to net debt and working capital at closing as well as at the second anniversary of the transaction upon determination of the earn-out. Bozzetto incurred transaction costs of $1.0 million for this acquisition, of which $0.6 million were incurred in 2023. The purchase price was funded from Bozzetto’s existing capex credit facility and Bozzetto’s cash on hand, with 90% of the purchase price funded at closing. The remaining balance was paid during the three months ended June 30, 2024 upon the finalization of the adjustments related to net debt and working capital. The executive management team of StarChem, retains a collective minority stake of 35% in the company.

The estimated fair value of the earn-out contingent consideration was based on the expected EBITDA target for StarChem to be achieved over the next two years, discounted as of acquisition date using a rate of 12.6%. The cash flows were projected based on past experience, actual operating results, and on the financial long-range plan prepared by management. At closing, the contingent consideration was estimated at $7.7 million and is presented in Other non-current liabilities. As of September 30, 2024, the liability amounted to $8.6 million.

Liquidity option

A put option has been granted to StarChem's executive management in order to enable them to sell a portion of their ownership to Bozzetto at each of the fifth and 10th anniversary of the transaction. The purchase price to be paid by Bozzetto upon the exercise of the option will be based on the fair value of StarChem at that time (based on the same EBITDA multiple than the 65% initial acquisition). The redemption value of the ownership has therefore been accounted as a liability with the offset in Retained earnings (Deficit). The redemption value has been discounted using a discount rate of 5.7%. If the option ends up not being exercised, the amount presented as a liability will be reclassified back to Retained earnings (Deficit) in equity. At transaction date, a value of $17.8 million has been recorded for this liability and is presented in Other non-current liabilities. As of September 30, 2024, the liability amounted to $18.9 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OTHER 2024 HIGHLIGHTS (continued)

Purchase price allocation

The Corporation is in the process of completing the initial accounting for the business combination for StarChem at this time. As permitted under IFRS 3, a provisional estimate of the purchase price allocation and fair values of tangible and intangible assets as well as goodwill was performed and is presented below.

Purchase price
(in millions of Canadian dollars)
Base purchase price	24.1
Net debt and working capital adjustments	1.3
Provisional contingent consideration (earn-out) fair value at closing	7.7
Net consideration to allocate	33.1
Provisional recognized amounts of identifiable assets acquired and liabilities assumed
Cash	7.6
Accounts receivable	8.6
Inventories	17.0
Other current assets	0.1
Property, Plant and Equipment	2.0
Accounts payables and accrued liabilities	(13.4)
Lease liabilities	(0.9)
Other non-current liabilities	(0.1)
Total provisional identifiable net assets (liabilities)	20.9
Provisional non-controlling interests (a)	(7.3)
Provisional goodwill and intangible assets (b)	19.5
Total	33.1
(a)	The Corporation has presented the provisional non-controlling interests based on 35% of the identifiable net assets.

(b)
The Corporation currently expects to recognize customer relationships as the main intangible assets upon the finalization of the purchase price allocation. Other intangibles could also be identified upon the finalization of the purchase price allocation. The provisional goodwill and intangible assets balance as of September 30, 2024, is presented as "Goodwill" in the consolidated statement of financial position.

TERMINATION OF PALADIN AGREEMENTS

On May 17, 2024, Aimia and Paladin Private Equity, LLC (“Paladin”) announced that they agreed to terminate existing agreements (the “Existing Paladin Agreements”) related to various rights and obligations in favor of Paladin (and/or its affiliates and related parties) (collectively, the “Paladin Group”) in Aimia’s subsidiaries, Bozzetto and Cortland International. This transaction benefits the Corporation by eliminating all future carried-interest payments upon the exercise of put options or monetization of our anchor investments, removing minority governance rights and ending all related advisory service payments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OTHER 2024 HIGHLIGHTS (continued)

Under the terms of the Existing Paladin Agreements, members of the Paladin Group were entitled to, among other things, carried interests in certain entities in Bozzetto and Cortland International, which represented liabilities of $12.7 million and $7.6 million, respectively, on May 17, 2024, minority governance rights, including director representation rights and registration rights in certain entities in Bozzetto and Cortland, and the payment of certain advisory service fees.

Pursuant to the agreements between members of the Paladin Group and Aimia, Paladin and Aimia agreed to terminate the Existing Paladin Agreements, and terminate such rights and settle all amounts due thereunder for a total consideration of $22.9 million.
In exchange for Paladin’s carried interest in Bozzetto, Aimia issued 5,040,000 common shares of Aimia valued at
$12.6 million. In addition, Aimia made a total cash payment of $10.3 million, of which $3.7 million was paid as consideration for the Cortland carried interest and $6.6 million for the termination of the advisory agreements with Paladin. This resulted in a $4.0 million income related to the settlement of the carried interest as well as an expense of $6.6 million presented in Selling, general and administrative expenses. The detailed impact on the Corporation's statement of operations, by operating segment, for the nine months ended September 30, 2024 is presented below:

	Bozzetto	Cortland International	Holdings	Total
(in millions of Canadian dollars)
Income (expenses) related to carried interest
Carrying amount of carried interest liabilities on May 17, 2024	12.7	7.6	—	20.3
Consideration to settle carried interest liabilities:
Common shares issued	(12.6)	—	—	(12.6)
Cash settlement	—	(3.7)	—	(3.7)
Total consideration to settle carried interest liabilities	(12.6)	(3.7)	—	(16.3)
Total included in Income (expenses) related to carried	0.1	3.9	—	4.0
interest
Selling, general and administrative expenses
Consideration to terminate Paladin advisory agreements:
Cash settlement	(4.9)	(1.5)	(0.2)	(6.6)
Total consideration to terminate Paladin advisory agreements	(4.9)	(1.5)	(0.2)	(6.6)
Other professional and advisory fees	—	—	(0.6)	(0.6)
Total included in Selling, general and administrative	(4.9)	(1.5)	(0.8)	(7.2)
expenses

Prior to their settlement, the fair value of the carried interest liabilities was estimated by considering the carried interest as a yearly-activable option (Bermuda call), using Monte Carlo simulations and linear regressions. This valuation technique involved generating multiple potential future price paths and then estimating the option value based on those paths. The valuation also factored Aimia's right to crystallize the carried interest.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OTHER 2024 HIGHLIGHTS (continued)
RECEIPT OF EARN-OUT FROM PLM TRANSACTION

On May 29, 2024, the Corporation received an amount of $32.9 million (US$24.1 million), representing the earn-out receivable by the Corporation in connection with the PLM divestiture, calculated on the basis of the earn out formula and the Gross Billings achieved by PLM in 2023. The receipt of the earn-out enabled Aimia to launch its Normal Course Issuer Bid.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
PERFORMANCE INDICATORS (INCLUDING CERTAIN NON-GAAP FINANCIAL MEASURES)
GAAP FINANCIAL MEASURES
To measure performance, the Corporation uses and presents several financial measures in accordance with GAAP, including, but not limited to, gross profit (loss), operating income (loss), Earnings (loss) before income taxes, Net earnings (loss) and Earnings (Loss) by Common Share. Aimia's material accounting policy information is included in Note 2 of the audited consolidated financial statements for the year ended December 31, 2023 dated March 25, 2024. Please refer to the Critical Accounting Estimates section for a discussion on the identified areas that are the most subject to judgments, inherently uncertain and which could change significantly in subsequent periods, as well as the Change in Accounting Policies section for the list of revised accounting standards and accounting policies adopted during the three and nine months ended September 30, 2024 and their impacts on the consolidated financial statements.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA
Adjusted EBITDA is not a measurement based on GAAP, is not considered an alternative to net earnings in measuring profitability, does not have a standardized meaning and is not directly comparable to similar measures used by other issuers. Adjusted EBITDA should not be used as an exclusive measure of cash flow because it does not account for the impact of working capital growth, capital expenditures, debt repayments and other sources and uses of cash, which are disclosed in the statements of cash flows. A reconciliation to operating income (loss) is provided.
Adjusted EBITDA is used by management to evaluate the performance of its Bozzetto, Cortland International and Holdings segments. Management believes Adjusted EBITDA assists investors in comparing Aimia's performance on a consistent basis excluding depreciation and amortization, impairment charges related to non-financial assets and share-based compensation, which are non-cash in nature and can vary significantly depending on accounting methods as well as non-operating factors such as historical cost. Aimia's management believes that the exclusion of business acquisition and/or disposal related expenses assists investors by excluding expenses that are not representative of the run-rate cost structure of its operations.
Adjusted EBITDA is operating income (loss) adjusted to exclude depreciation, amortization, impairment charges related to non-financial assets, cost of sales expense related to inventory fair value step up resulting from purchase price allocation, share-based compensation, costs related to the termination of the Paladin agreements, as well as transaction costs related to business acquisitions. For a reconciliation of Adjusted EBITDA to operating income (loss), please refer to the Bozzetto, Cortland International and Holdings Segmented Operating Results sections.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OPERATING AND FINANCIAL RESULTS

Certain of the following financial information of Aimia has been derived from, and should be read in conjunction with, the condensed interim consolidated financial statements for the three and nine months ended September 30, 2024 and 2023, and the notes thereto. Results of the Corporation are not significantly impacted by seasonality.

SELECTED CONSOLIDATED OPERATING RESULTS

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions of Canadian dollars, except share and per share information)	2024		2023		2024		2023
Revenue from contracts with customers	129.1		114.3		373.6		191.1
Cost of sales	(93.7)		(91.4)		(271.1)		(149.0)
Gross Profit	35.4		22.9		102.5		42.1
Operating expenses	(29.4)	(b)	(30.4)	(b)	(102.9)	(b)	(82.0)	(b)
Operating income (loss)	6.0		(7.5)		(0.4)		(39.9)

Net earnings (loss)	(1.9)	(c)	(34.4)	(c)	(10.7)	(c)	(129.6)	(c)
Net earnings (loss) attributable to equity holders of the
Corporation	(2.8)		(34.2)		(13.2)		(128.8)
Weighted average number of common shares - Basic	96,897,870		82,598,929		95,182,460		82,598,929
Weighted average number of common shares - Diluted	96,897,870		82,598,929		95,182,460		82,598,929
Basic earnings (loss) per common share (a)	(0.07)		(0.45)		(0.25)		(1.67)
Diluted earnings (loss) per common share (a)	(0.07)		(0.45)		(0.25)		(1.67)
Total assets	974.7		977.0		974.7		977.0
Total non-current liabilities	292.4		251.2		292.4		251.2
Dividends paid on preferred shares	3.9		3.1		10.9		9.5
Included in Cost of sales and Net earnings (loss):
Depreciation and amortization	(8.3)		(8.1)		(24.6)		(13.7)
Inventory step up costs resulting from purchase price
allocation	—		(6.6)		—		(7.3)
Included in Operating expenses and Net earnings
(loss):
Share-based compensation	(0.4)		0.3		0.7		0.4
Depreciation and amortization	—		—		—		(1.1)
Additional information:
Bozzetto Adjusted EBITDA (d)	14.5		11.7		45.1		20.2
Cortland Adjusted EBITDA (d)	5.4		5.7		13.0		8.8
Holdings Adjusted EBITDA (d)	(4.9)		(7.7)		(24.1)		(20.1)
Consolidated Adjusted EBITDA (d)	15.0		9.7		34.0		8.9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SELECTED CONSOLIDATED OPERATING RESULTS (continued)

(a)	After deducting cumulative preferred shares dividends (whether declared or not).
(b)
The operating expenses include one-time transaction costs related to business acquisitions amounting to $0.3 million and $3.3 million in the three and nine months ended September 30, 2024 (2023: $2.8 million and $27.1 million), respectively. The operating expenses for the three and nine months ended September 30, 2024 also include $2.1 million and $11.9 million (2023: $2.5 million and $6.4 million), respectively, incurred in relation to shareholders activism, including settlement agreements, and the termination of the employment of Christopher Mittleman, a former executive of one of the Corporation's subsidiary. The operating expenses for the nine months ended September 30, 2024 also include costs incurred of $7.2 million related to the termination of Paladin agreements.

(c)
Net earnings (loss) for the three and nine months ended September 30, 2024 include $1.6 million and $4.4 million (2023: $1.3 million and $3.8 million), respectively, of Part VI.1 tax expense recognized in the Canadian operations. Net earnings (loss) for the nine months ended September 30, 2023 include a $2.4 million withholding tax expense incurred in Cortland International due to excess cash repatriated from India.

(d)	A Non-GAAP measure. For a reconciliation of Adjusted EBITDA to operating income (loss), please refer to the Bozzetto, Cortland International and Holdings Segmented Operating Results sections.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS

This section provides a discussion of the segmented operating results.

BOZZETTO

The following table presents the results of the Bozzetto segment, which was formed with the acquisition of Bozzetto on May 9, 2023. It includes results from Bozzetto since its acquisition date as well as results of StarChem since its acquisition date on January 2, 2024.

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions of Canadian dollars)	2024		2023 (a)		2024		2023 (a)
Revenue from contracts with customers	86.0		75.9		261.5		121.8
Cost of sales	(60.7)		(60.7)		(183.8)		(92.9)
Gross Profit	25.3		15.2		77.7		28.9
Operating expenses Selling, general and administrative expenses	(16.2)	(c)	(14.9)	(c)	(54.2)	(c)	(35.4)	(c)
Operating income (loss)	9.1		0.3		23.5		(6.5)
Interest, dividend and other investment income (loss)	—		0.3		0.2		0.5
Share of net earnings (loss) from equity-accounted
investments	0.2		0.2		0.6		0.2
Financial expense, net	(4.3)		(5.5)		(12.7)		(7.4)
Income (expenses) related to carried interest, call option
and fair value gain (loss) on contingent consideration	—		—		—		(17.2)
Earning (loss) before income taxes	5.0		(4.7)		11.6		(30.4)
Reconciliation of Adjusted EBITDA (b)
Operating income (loss)	9.1		0.3		23.5		(6.5)
Depreciation and amortization	5.3		5.1		15.7		8.0
Cost of sales expense related to inventory fair value step up resulting from purchase price allocation	—		6.3		—		6.3
Cost related to the termination of Paladin agreements	—		—		4.9		—
Transaction related costs	0.1		—		1.0		12.4
Adjusted EBITDA (b)	14.5		11.7		45.1		20.2
Adjusted EBITDA margin	16.9%		15.4%		17.2%		16.6%
(a)
Bozzetto and StarChem were acquired on May 9, 2023 and January 2, 2024, respectively. Therefore, the three month period ended September 30, 2023 included the results of Bozzetto for the full period and no results from StarChem, while the nine month period ended September 30, 2023 included the results of Bozzetto for the partial period from May 9, 2023 to September 30, 2023, and no results from StarChem.

(b)	A Non-GAAP measure.
(c)
Selling, general and administrative expenses for the three and nine months ended September 30, 2024 include transaction costs of $0.1 million and $1.0 million (2023: nil and $12.4 million), respectively. Selling, general and administrative expenses for the nine months ended September 30, 2024 also include costs incurred of $4.9 million for the termination of Paladin agreements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - BOZZETTO (continued)

Results for the quarter ended September 30, 2024 compared to the quarter ended September 30, 2023

The Bozzetto segment reported revenues of $86.0 million for the three months ended September 30, 2024 and a gross profit of $25.3 million. Excluding depreciation and amortization expense of $5.3 million included in cost of sales, the gross profit amounted to $30.6 million. Operating income and earnings before income taxes include transaction costs of $0.1 million related to business acquisitions. Earnings before income taxes also include net financial expenses of $4.3 million primarily related to interest expenses on the senior loans and other borrowings. The Adjusted EBITDA amounted to $14.5 million, representing a margin of 16.9%.
The Bozzetto segment reported revenues of $75.9 million for the three months ended September 30, 2023 and a gross profit of $15.2 million. Excluding depreciation and amortization expense of $5.1 million as well as the one-time
$6.3 million non-cash expense related to the inventory fair value step up that was recognized as part of the purchase price allocation process and subsequently expensed during the period in cost of sales, the gross profit amounted to
$26.6 million. Loss before income taxes also include net financial expenses of $5.5 million primarily related to interest expenses on the senior loans and other borrowings. The Adjusted EBITDA amounted to $11.7 million, representing a margin of 15.4%.
A comparison of the segment reported results is not meaningful given that the comparative period results included no results from StarChem given the company was acquired in January 2024. Instead, an analysis of the Bozzetto business performance excluding StarChem for the quarter ended September 30, 2024 compared to the quarter ended September 30, 2023 is provided below.
The following table presents the results for Bozzetto and StarChem for the three months ended September 30, 2024.

	Three Months Ended September 30, 2024
(in millions of Canadian dollars)	Bozzetto	StarChem (b)	Total
Revenue from contracts with customers	77.2	8.8	86.0
Cost of sales	(54.3)	(6.4)	(60.7)
Gross Profit	22.9	2.4	25.3
Operating expenses
Selling, general and administrative expenses	(15.7)	(0.5)	(16.2)
Operating income (loss)	7.2	1.9	9.1
Share of net earnings (loss) from equity-accounted investments	0.2	—	0.2
Financial (expenses) income, net	(3.6)	(0.7)	(4.3)
Earnings (loss) before income taxes	3.8	1.2	5.0

Adjusted EBITDA (a)	12.4	2.1	14.5
Adjusted EBITDA margin	16.1%	23.9%	16.9%

(a)	A Non-GAAP measure.
(b)
StarChem determines that it acts as an agent when performing certain toll manufacturing activities. Therefore, the direct costs associated to these activities, which are paid to external suppliers and recharged to customers, are recorded as a reduction to revenue, with only the margin being recognized as revenue.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - BOZZETTO (continued)

	Bozzetto (excluding Star Chem)
(in millions of Canadian dollars)	Q3 2024	Q3 2023	Variance
Revenue from contracts with customers	77.2	75.9	1.3
Cost of sales	(54.3)	(60.7)	6.4
Gross Profit	22.9	15.2	7.7
Operating expenses
Selling, general and administrative expenses	(15.7)	(14.9)	(0.8)
Operating income	7.2	0.3	6.9
Interest, dividend and other investment income (loss) Share of net earnings (loss) from equity-accounted investments	— 0.2	0.3 0.2	(0.3) —
Financial (expenses) income, net Income (expenses) related to carried interest and call option	(3.6) —	(5.5) —	1.9 —
Earnings (loss) before income taxes	3.8	(4.7)	8.5

Adjusted EBITDA (a)	12.4	11.7	0.7
Adjusted EBITDA margin	16.1%	15.4%	0.7%

(a)	A Non-GAAP measure.

Revenue for the three months ended September 30, 2024 amounted to $77.2 million, representing an increase of
$1.3 million or 1.7% compared to the same quarter in the prior year. On a constant currency basis, the variance represents a slight decrease of $0.7 million or 0.9%, of which $3.0 million is due to a decrease in volume sold, partly offset by an increase of $2.3 million due to pricing. The decrease in volume sold is driven by lower demand for dispersion and water solutions as a result of increased pressure in the construction sector in Turkey, as well as fierce competition from Chinese and Russian competitors pursuing an export price war strategy. The decrease in volume sold for dispersion and water solutions was offset in part by an increase in volume sold for textile solutions driven by increased demand in Asia.

Cost of sales for three months ended September 30, 2024 decreased by $6.4 million or 10.5% compared to the same quarter in the prior year. Excluding depreciation and amortization expense of $5.1 million in the current quarter, and depreciation and amortization expense of $5.1 million as well as the one-time $6.3 million non-cash expense related to the inventory fair value step up that was recognized as part of the purchase price allocation process and subsequently expensed during the same quarter of the prior year, cost of sales decreased by $0.1 million or 0.2%. On a constant currency basis, and excluding the items listed above, cost of sales decreased by $1.4 million or 2.8%, mostly due to lower volume sold and lower raw material costs due to partial shifting of procurement to Asian suppliers, offset in part by higher energy costs.

Selling, general and administrative expenses for the three months ended September 30, 2024 amounted to $15.7 million, including $0.1 million of transaction costs related to business acquisitions and $0.2 million of legal fees not related to the ordinary course of business of Bozzetto. Excluding these items, selling, general and administrative expenses for three months ended September 30, 2024 amounted to $15.4 million, representing an increase of $0.5

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - BOZZETTO (continued)

million compared to the same quarter of the prior year, mainly due to an increase in direct selling costs as a result of higher logistic costs since the beginning of the Red Sea crisis.

Adjusted EBITDA for the three months ended September 30, 2024 amounted to $12.4 million, representing a margin of 16.1%. The increase of $0.7 million compared to the same quarter of the prior year, is mostly due to higher gross profit, offset in part by higher selling, general and administrative expenses excluding transaction costs related to business acquisitions. Excluding the $0.2 million of legal fees not related to the ordinary course of business, Adjusted EBITDA would have amounted to $12.6 million, representing a margin of 16.3%. Earnings before income taxes increased by $8.5 million, explained primarily by the $6.9 million increase in operating income described above, as well as lower net financial expenses of $1.9 million.

Results for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023

The Bozzetto segment reported revenues of $261.5 million for the nine months ended September 30, 2024 and a gross profit of $77.7 million. Excluding depreciation and amortization expense of $15.7 million included in cost of sales, the gross profit amounted to $93.4 million. Operating income and earnings before income taxes include costs of $4.9 million incurred for the termination of Paladin agreements, transaction costs of $1.0 million related to business acquisitions as well as $0.6 million of legal fees not related to the ordinary course of business of Bozzetto. Earnings before income taxes also include net financial expenses of $12.7 million related primarily to interest expenses on the senior loans and other borrowings. The Adjusted EBITDA amounted to $45.1 million, representing a margin of 17.2%. Excluding the $0.6 million of legal fees not related to the ordinary course of business, the Adjusted EBITDA would have amounted to $45.7 million, representing a margin of 17.5%.
The Bozzetto segment reported revenues of $121.8 million for the partial period from May 9 to September 30, 2023 and a gross profit of $28.9 million. Excluding depreciation and amortization expense of $8.0 million as well as the one-time $6.3 million non-cash expense related to the inventory fair value step up that was recognized as part of the purchase price allocation process and subsequently expensed during the period in cost of sales, the gross profit amounted to $43.2 million. Operating loss and loss before income taxes include $12.4 million of transaction costs related to the acquisition of the business. Loss before income taxes also include a $12.9 million non-cash expense related to the Paladin Carried Interest in Bozzetto, a $4.3 million one-time non-cash expense related to the Paladin option to purchase up to 19.9% of Aimia's investment in Bozzetto and net financial expenses of $7.4 million related primarily to interest expenses on the senior loan and other borrowings. The Adjusted EBITDA amounted to $20.2 million, representing a margin of 16.6%.
A comparison of the results is not meaningful given that the comparative period results only included results of Bozzetto for a partial period (May 9 to September 30), included no results for StarChem given the company was acquired in January 2024, and included sizable one-time expenses which are described above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - BOZZETTO (continued)

The following table presents the results for Bozzetto and StarChem for the nine months ended September 30, 2024.

	Nine Months Ended September 30, 2024
(in millions of Canadian dollars)	Bozzetto	StarChem (b)	Total
Revenue from contracts with customers	237.0	24.5	261.5
Cost of sales	(166.4)	(17.4)	(183.8)
Gross Profit	70.6	7.1	77.7
Operating expenses
Selling, general and administrative expenses	(51.9)	(2.3)	(54.2)
Operating income (loss)	18.7	4.8	23.5
Interest, dividend and other investment income	0.2	—	0.2
Share of net earnings (loss) from equity-accounted investments	0.6	—	0.6
Financial (expenses) income, net	(10.2)	(2.5)	(12.7)
Earnings (loss) before income taxes	9.3	2.3	11.6

Adjusted EBITDA (a)	39.5	5.6	45.1
Adjusted EBITDA margin	16.7%	22.9%	17.2%

(a)	A Non-GAAP measure.
(b)
StarChem determines that it acts as an agent when performing certain toll manufacturing activities. Therefore, the direct costs associated to these activities, which are paid to external suppliers and recharged to customers, are recorded as a reduction to revenue, with only the margin being recognized as revenue.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS (continued)
CORTLAND INTERNATIONAL

The following table presents the results of the Cortland International segment, which includes the results of Tufropes and Cortland since their acquisition dates on March 17, 2023 and July 11, 2023, respectively.

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions of Canadian dollars)	2024		2023		2024		2023 (a)
Revenue from contracts with customers	43.1		38.4		112.1		69.0
Cost of sales	(33.0)		(30.7)		(87.3)		(56.1)
Gross Profit	10.1		7.7		24.8		12.9
Operating expenses Selling, general and administrative expenses	(7.9)	(c)	(8.1)	(c)	(24.5)	(c)	(25.5)	(c)
Operating income (loss)	2.2		(0.4)		0.3		(12.6)
Net change in fair value of investments	—		—		—		0.3
Interest, dividend and other investment income (loss)	0.2		—		0.4		0.3
Financial income (expense), net	(0.1)		2.5		(0.6)		(0.5)
Income (expenses) related to carried interest and call
option	—		(0.1)		3.7		(10.3)
Intercompany interest income (expense)	(2.3)		(2.3)		(6.8)		(5.1)
Earning (loss) before income taxes	—		(0.3)		(3.0)		(27.9)
Reconciliation of Adjusted EBITDA (b)
Operating income (loss)	2.2		(0.4)		0.3		(12.6)
Depreciation and amortization	3.0		3.0		8.9		5.7
Cost of sales expense related to inventory fair value step up resulting from purchase price allocation	—		0.3		—		1.0
Cost related to the termination of Paladin agreements	—		—		1.5		—
Transaction and transition related costs	0.2		2.8		2.3		14.7
Adjusted EBITDA (b)	5.4		5.7		13.0		8.8
Adjusted EBITDA margin	12.5%		14.8%		11.6%		12.8%

(a)
Tufropes and Cortland were acquired on March 17, 2023 and July 11, 2023, respectively. Therefore, the nine month period ended September 30, 2023 included the results of Tufropes for the partial period from March 17, 2023 to September 30, 2023, and the results of Cortland for the partial period from July 11, 2023 to September 30, 2023.

(b)	A Non-GAAP measure.
(c)
Selling, general and administrative expenses for the three and nine months ended September 30, 2024 include one-time transaction and transition costs of $0.2 million and $2.3 million (2023: $2.8 million and $14.7 million), respectively, related to the acquisition of Tufropes, Cortland and an acquisition under consideration that was not completed primarily due to the Corporation's new strategic direction. Selling, general and administrative expenses for the nine months ended September 30, 2024 also include costs incurred of $1.5 million for the termination of Paladin agreements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - CORTLAND INTERNATIONAL (continued)

Results for the quarter ended September 30, 2024 compared to the quarter ended September 30, 2023

Cortland International's revenue for the three months ended September 30, 2024 amounted to $43.1 million, representing an increase of $4.7 million or 12.2% compared to the same quarter in the prior year. On a constant currency basis, the variance represents an increase of $4.0 million or 10.4%, mainly due to stronger market demand in the US in the Oil and Gas sector, stronger market demand for netting and other products and increased freight income, offset in part by weakness in the Indian domestic fishing and agriculture markets due to higher than historical average adverse weather during the 2024 monsoon season and lower exports due to ongoing logistical challenges since the beginning of the Red Sea crisis.

Cost of sales for the three months ended September 30, 2024 increased by $2.3 million. Excluding depreciation and amortization expense of $3.0 million in the current quarter, and depreciation and amortization expense of $3.0 million as well as the one-time $0.3 million non-cash expense related to the inventory fair value step up that was recognized as part of the purchase price allocation process and subsequently expensed during the same quarter of the prior year, cost of sales increased by $2.6 million. On a constant currency basis, and excluding the items listed above, cost of sales increased by $2.1 million or 7.7%, mostly due to increased sales volume and shift in product mix described above as well as higher labor costs in India.

Selling, general and administrative expenses for the three months ended September 30, 2024 and September 30, 2023 included $0.2 million and $2.8 million, respectively, of transaction and transition costs related to business acquisitions, including an acquisition under consideration that was not completed primarily due to the Corporation's new strategic direction. Selling, general and administrative expenses for the three months ended September 30, 2024 also included $1.0 million of professional and advisory fees related to a strategic review and business transformation initiative aimed at accelerating the growth of Cortland International. Excluding these items, selling, general and administrative expenses increased by $1.4 million, compared to the same quarter in the prior year, mainly due to higher freight costs as a result of geopolitical issues in the Red Sea, as well as higher labor costs.

Earnings (loss) before income taxes improved by $0.3 million, with the positive variance in operating income (loss) described above being mostly offset by the negative variance in net financial income (expense) driven by a foreign exchange gain on an intercompany loan in the third quarter of 2023.

Cortland International's Adjusted EBITDA amounted to $5.4 million, or a margin of 12.5%, for the three months ended September 30, 2024, representing a decrease of $0.3 million over the same quarter in the prior year. Excluding the expenses related to the strategic review and business transformation initiative, the Adjusted EBITDA for the current quarter amounted to $6.4 million, representing a margin of 14.8% and an increase of $0.7 million over the same quarter in the prior year. The increase has been largely driven by higher gross profit, offset in part by higher selling, general and administrative expenses (excluding transaction costs related to business acquisitions and expenses related to the strategic review and business transformation initiative).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - CORTLAND INTERNATIONAL (continued)

Results for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023

Cortland International reported revenues of $112.1 million for the nine months ended September 30, 2024 and a gross profit of $24.8 million. Excluding depreciation and amortization expense of $8.9 million included in cost of sales, the gross profit amounted to $33.7 million. Operating income and loss before income taxes include costs of $1.5 million incurred for the termination of Paladin agreements, transaction and transition costs of $2.3 million related to business acquisitions, including an acquisition under consideration that was not completed primarily due to the Corporation's new strategic direction, as well as $2.2 million of professional and advisory fees related to a strategic review and business transformation initiative aimed at accelerating the growth of Cortland International. The loss before income taxes also includes a $3.7 million income related to the Paladin Carried Interest, a $6.8 million intercompany interest expense and a $0.6 million net financial expense. The Adjusted EBITDA amounted to $13.0 million, representing a margin of 11.6%. Excluding the $2.2 million of professional and advisory fees related to a strategic review and business transformation initiative, the Adjusted EBITDA would have amounted to $15.2 million, representing a margin of 13.6%.

Cortland International reported revenues of $69.0 million for the partial period from March 17 to September 30, 2023 and a gross profit of $12.9 million. Excluding depreciation and amortization expense of $5.7 million included in cost of sales as well as the one-time $1.0 million non-cash expense related to the inventory fair value step up that was recognized as part of the purchase price allocation process and subsequently expensed during the period in cost of sales, the gross profit amounted to $19.6 million. Operating loss and loss before income taxes include $14.7 million of transaction and transition costs related to the business acquisitions. The loss before income taxes also includes a $7.5 million non-cash expense related to the Paladin Carried Interest in Cortland International, $2.8 million one-time non-cash expense related to the Paladin option to purchase up to 19.9% of Cortland International, a $5.1 million intercompany interest expense and a $0.5 million net financial expense (primarily attributable to a foreign exchange loss related to an intercompany loan). The Adjusted EBITDA amounted to $8.8 million, representing a margin of 12.8%.

A comparison of the results is not meaningful given that the comparative period results included results of Tufropes and Cortland for partial periods (March 17 to September 30 and July 11 to September 30, respectively), and included sizable one-time expenses which are described above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS

HOLDINGS

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions of Canadian dollars)	2024		2023		2024		2023
Revenue from contracts with customers	—		—		—		0.3
Cost of sales	—		—		—		—
Gross Profit	—		—		—		0.3
Operating expenses Selling, general and administrative expenses	(5.3)	(a)	(7.4)	(b)	(24.2)	(a)	(21.1)	(b)
Operating income (loss)	(5.3)		(7.4)		(24.2)		(20.8)
Net change in fair value of investments	0.1		(25.7)		(0.5)		(44.0)
Interest, dividend and other investment income	1.2		2.3		7.2		12.5
Share of net earnings (loss) from equity-accounted
investments	—		(1.5)		(7.5)		(16.3)
Financial income (expense), net	(3.8)		0.4		2.7		0.1
Income (expenses) related to carried interest, call
option and fair value gain (loss) on contingent
consideration and Aimia warrants	1.0		1.3		4.2		1.6
Intercompany interest income (expense)	2.3		2.3		6.8		5.1
Decrease (increase) in limited partners' capital liability	—		(0.5)		—		(0.5)
Earnings (loss) before income taxes	(4.5)		(28.8)		(11.3)		(62.3)
Included in Selling, general and administrative expenses and Net earnings (loss) before income taxes: Share-based compensation (expense) reversal	(0.4)		0.3		0.7		0.4
Reconciliation of Adjusted EBITDA (c)
Operating income (loss)	(5.3)		(7.4)		(24.2)		(20.8)
Depreciation and amortization	—		—		—		1.1
Share-based compensation expense (reversal)	0.4		(0.3)		(0.7)		(0.4)
Costs related to the termination of Paladin agreements	—		—		0.8		—
Adjusted EBITDA (c)	(4.9)		(7.7)		(24.1)		(20.1)

(a)
Selling, general and administrative expense for the three and nine months ended September 30, 2024 include $2.1 million and $11.9 million, respectively, incurred in relation to shareholders activism, including settlement agreements, and the termination of employment of Christopher Mittleman, a former executive of one of the Corporation's subsidiary. Selling, general and administrative expense for the nine months ended September 30, 2024 also include costs incurred of $0.8 million related to the termination of Paladin agreements.

(b)
Selling, general and administrative expense for the three and nine months ended September 30, 2023 include $2.5 million and $6.4 million, respectively, incurred in relation to shareholders activism, including settlement agreements, and the termination of employment of Christopher Mittleman, a former executive of one of the Corporation's subsidiary. Selling, general and administrative expense for the nine months ended September 30, 2023 also include a depreciation and amortization expense of $1.1 million related to the accelerated depreciation of the MIM customer relationships intangible asset due to the decision to wind down the MIM operations.

(c)	A Non-GAAP measure.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Quarter ended September 30, 2024 compared to quarter ended September 30, 2023

Selling, general and administrative expenses for the three months ended September 30, 2024 amounted to $5.3 million, a decrease of $2.1 million compared to the three months ended September 30, 2023, mainly resulting from:

•	a reduction of expenses of $1.0 million related to MIM operations; and
•
a decrease of $0.4 million of legal and other professional fees incurred in relation to shareholder activism, including litigation settlement agreements, and the termination of employment of Christopher Mittleman, a former executive of one of the Corporation's subsidiary; offset in part by

•	an unfavorable variance of $0.7 million related to share-based compensation, mainly due to the unfavorable impact of the revaluation of the DSUs' accrued liability.

Excluding the items noted above, selling, general and administrative expenses decreased by $1.4 million, mainly due to lower compensation and benefits expenses (excluding stock-based compensation) as a result of the management changes that occurred in 2024, and lower professional, advisory and services fees.

Selling, general and administrative expenses for the three months ended September 30, 2024 included $2.1 million related to shareholder activism, including litigation settlement agreements, and $0.4 million of stock-based compensation expense. Excluding these items, the selling, general and administrative expenses for the three months ended September 30, 2024 was $2.8 million.

Nine months ended September 30, 2024 compared to nine months ended September 30, 2023

Selling, general and administrative expenses for the nine months ended September 30, 2024 amounted to $24.2 million, an increase of $3.1 million compared to the nine months ended September 30, 2023, mainly resulting from:

•
an increase of $5.5 million of legal and other professional fees incurred in relation to shareholder activism, including litigation settlement agreements, and the termination of employment of Christopher Mittleman, a former executive of one of the Corporation's subsidiary;

•	an amount of $1.6 million in separation payments related to the departure of Aimia's CEO, Phil Mittleman, and President, Michael Lehmann, which occurred during the current period;
•	the reversal of an accrued liability for deferred compensation of $0.4 million as a result of to the termination of employment of Christopher Mittleman in the first quarter of 2023; and
•	total costs of $0.8 million related to the termination of the Paladin agreements in the current period; offset in part by
•
a reduction of expenses of $3.1 million related to MIM operations, including lower amortization expense of $1.1 million related to the accelerated depreciation of the MIM customer relationships intangible asset in the prior year, due to the decision to wind down MIM; and

•
a favorable variance of $0.3 million related to share-based compensation, which is mainly due to a net decrease of $1.0 million of the accrued liability related to the unvested DSUs previously granted to former executives due to their departures in the current period, offset in part by the unfavorable impact of the revaluation of the DSUs' accrued liability.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

Excluding the items noted above, selling, general and administrative expenses decreased by $1.8 million, mainly due to lower compensation and benefits expenses (excluding stock-based compensation) as a result of the management changes that occurred in 2024.

SHARE OF NET EARNINGS (LOSS) OF EQUITY-ACCOUNTED INVESTMENTS
The share of net earnings (loss) of equity-accounted investments amounted to nil and $(7.5) million for the three and nine months ended September 30, 2024, representing positive variances of $1.5 million and $8.8 million, respectively, compared to the same periods in the prior year, and is due to the underlying performance of the equity-accounted investment in Kognitiv.

Share of net earnings (loss) of equity-accounted investments	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions of Canadian dollars)	2024	2023	2024	2023
Kognitiv	—	(1.5)	(7.5)	(16.3)
Total	—	(1.5)	(7.5)	(16.3)

Investment in Kognitiv

As of September 30, 2024, due to the accumulation of the share of net losses from Kognitiv equity-accounted for by Aimia since its initial investment, the carrying value of the Kognitiv investment now amounts to nil. Accordingly, during the three months ended June 30, 2024, the Corporation has stopped recognizing its share of net losses from Kognitiv when Aimia's share of net losses of Kognitiv equaled its net investment in Kognitiv. Aimia has not incurred any legal or constructive obligations, nor made payments on behalf of Kognitiv and, as such, has not recognized any liabilities related to its investment in Kognitiv.

Aimia's other investments in Kognitiv include senior secured promissory notes, which are not considered part of the net investment in Kognitiv for the purpose of equity-accounting. Refer to the Related Parties Transactions section for additional details on the senior secured promissory note agreements Aimia entered into with Kognitiv.

Divestiture of the Enterprise business

During the three months ended September 30, 2024, Kognitiv divested its Enterprise business unit and associated Enterprise Loyalty Platform ("ELP"). The transaction also includes the Air Miles Middle-East Reward Program. The ELP is separate and distinct from Kognitiv’s SaaS platform, including its award-winning loyalty technology, Kognitiv Inspire. The proceeds from the transaction will be used by Kognitiv in its operations and will enable Kognitiv to maintain its focus on growing its SaaS business and data activation technologies.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

2024 Financing

During the nine months ended September 30, 2024, Kognitiv secured new short-term debt financing in the form of secured promissory notes amounting to $3.4 million, of which $2.5 million was provided by Aimia. This amount included $1.0 million already advanced by Aimia as of December 31, 2023.

Refer to the Related Parties Transactions section for additional details on the senior secured promissory note agreements Aimia entered into with Kognitiv.

NET CHANGE IN FAIR VALUE OF INVESTMENTS

As of September 30, 2024, the value of the Holdings segment's investments in marketable securities and other investments accounted for at fair value is detailed below:

		September 30,	December 31,
(in millions of Canadian dollars)	Hierarchy	2024	2023
Investment in marketable securities
Capital A
Capital A - Common shares	Level 1	—	25.5
Capital A - Warrants	Level 1	0.7	2.2
Total		0.7	27.7
Investment in private companies and other financial
instruments
Clear Media Limited	Level 3	28.4	27.7
Kognitiv - Warrants	Level 3	—	0.6
Investment funds	Level 2	2.5	5.5
Total	30.9		33.8

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

The net change in fair value of investments for the three and nine months ended September 30, 2024 and 2023 is detailed below. A discussion follows on the main events and movements that occurred during these periods.

		Three Months Ended September 30,		Nine Months Ended September 30,
(in millions of Canadian dollars)	Hierarchy	2024	2023	2024	2023
Realized fair value gain (loss)
Cineplex	Level 1	—	(1.3)	—	(2.0)
Kognitiv - Convertible Note	Level 3	—	(1.2)	—	(1.2)
Capital A - Common shares	Level 1	—	—	(2.6)	—
Capital A - Warrants	Level1	0.3	—	0.4	—
Marketable securities - held through Precog Capital Partners, L.P.	Level 1	—	(11.8)	—	(12.8)
Special purpose vehicles	Level 2	—	—	—	(0.4)
Investments funds	Level 2	—	—	1.0	—
Net change in unrealized fair value
Clear Media	Level 3	(0.1)	1.3	0.8	—
Capital A
Capital A - Common shares	Level 1	—	5.5	1.9	9.7
Capital A - RCUIDS	Level 1	—	2.5	—	3.3
Capital A - Warrants	Level 1	(0.1)	1.1	(0.8)	1.1
TRADE X
TRADE X - Preferred shares	Level 3	—	(17.4)	—	(40.1)
TRADE X - Convertible Note	Level 3	—	(17.1)	—	(17.4)
TRADE X - Warrants	Level 3	—	(1.7)	—	(4.0)
Cineplex	Level 1	—	1.3	—	2.5
Kognitiv
Kognitiv - Convertible Note	Level 3	—	1.2	—	1.1
Kognitiv - Warrants	Level 3	—	—	(0.6)	—
Marketable securities - held through Precog Capital Partners, L.P.	Level 1	—	11.0	—	12.3
Special purpose vehicles	Level 2	—	1.1	—	3.3
Investment funds	Level 2		(0.2)	(0.6)	0.6
Net change in fair value of investments		0.1	(25.7)	(0.5)	(44.0)

Investment in Clear Media

As of September 30, 2024, the fair value of the indirect investment in Clear Media Limited has been estimated at
$28.4 million. Aimia recognized an unrealized fair value loss of $0.1 million and an unrealized fair value gain of $0.8 million during the three and nine months ended September 30, 2024, respectively, due to the foreign exchange variations.

Refer to section Critical Accounting Estimates of this MD&A for additional details on the main assumptions used in the fair value calculation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

Investments in Capital A Berhad

Common shares

During the three and nine months ended September 30, 2024, the Corporation sold 1,759,145 and 107,435,545 common shares of Capital A for total proceeds of $0.4 million (MYR 1.5 million) and $24.8 million (MYR 86.1 million), respectively. As of September 30, 2024, the Corporation has completely divested its investment in Capital A common shares.

The disposal of Capital A common shares resulted in realized losses of nil and $2.6 million during the three and nine months ended September 30, 2024, respectively, as well as unrealized fair value gain of nil and an unrealized fair value gain of $1.9 million during the three and nine months ended September 30, 2024, respectively.

During the three and nine months ended September 30, 2023, Aimia recorded an unrealized fair value gain of $5.5 million and an unrealized fair value gain of $9.7 million, respectively, for this investment.

Warrants

During the three and nine months ended September 30, 2024, the Corporation sold 8,926,000 and 12,800,700 warrants of Capital A for total proceeds of $0.7 million (MYR 2.3 million) and $1.0 million (MYR 3.4 million), respectively. The disposal of Capital A warrants resulted in realized fair value gains of $0.3 million and $0.4 million during the three and nine months ended September 30, 2024, respectively.

As of September 30, 2024, the fair value of the warrants was $0.7 million and Aimia recognized unrealized fair value losses of $0.1 million and $0.8 million during the three and nine months ended September 30, 2024, respectively, for this investment.

Investments in investment funds

During the three months ended March 31, 2024, Aimia redeemed its investment in one investment fund for an amount of $3.5 million, resulting in a realized fair value gain of $1.0 million. During the three and nine months ended September 30, 2024, Aimia recognized unrealized fair value losses of nil and $0.6 million, respectively, related to its investments in investment funds.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

INTEREST, DIVIDEND AND OTHER INVESTMENT INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions of Canadian dollars)	2024	2023	2024	2023
Interest income Interest on cash and cash equivalents Interest on convertible notes and other financial instruments	0.8 0.4	0.2 1.9	2.1 1.3	6.6 5.2
Total interest income	1.2	2.1	3.4	11.8
Dividend income Dividend income from marketable securities	—	0.2	—	0.6
Total dividend income	—	0.2	—	0.6
Other investment income Other investment income	—	—	3.8	0.1
Total other investment income	—	—	3.8	0.1

Total interest, dividend and other investment income	1.2	2.3	7.2	12.5

Interest, dividend and other investment income for the three months ended September 30, 2024 amounted to $1.2 million, a decrease of $1.1 million compared to the same period in the prior year, primarily due to a reduction of $1.5 million in interest on convertible notes and other financial instruments primarily due to no interest income being recorded in the current quarter on the TRADE X and Kognitiv convertible notes as a result of TRADE X being put under receivership in December 2023 as well as the Corporation's conversion of Kognitiv's convertible notes into preferred shares in the third and fourth quarter of 2023.
Interest, dividend and other investment income for the nine months ended September 30, 2024 amounted to $7.2 million, a decrease of $5.3 million compared to the same period in the prior year, primarily due to a reduction of $4.5 million from interest on cash and cash equivalents due to a higher level of liquidity in the early part of 2023 prior to the business acquisitions of Tufropes, Bozzetto and Cortland Industrial on March 17, May 9 and July 11, 2023, respectively. The decrease is also due to a reduction of $3.9 million in interest on convertible notes and other financial instruments primarily due to no interest income being recorded in the current period on the TRADE X and Kognitiv convertible notes as a result of TRADE X being put under receivership in December 2023 as well as the Corporation's conversion of Kognitiv's convertible notes into preferred shares in the third and fourth quarter of 2023. The decrease in interest income was partially offset by an increase in other investment income of $3.7 million, due to higher investment income receivable from Forward Elite in the current period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SUMMARY OF QUARTERLY RESULTS

This section includes selected sequential quarterly data for the eight quarters ended September 30, 2024.

	2024						2023								2022
(in millions of Canadian dollars, except per share amounts)	Q3		Q2		Q1 (m)		Q4		Q3 (k)(l)		Q2 (h)(l)		Q1 (e)(l)		Q4
Revenue from contracts with customers	129.1		122.4		122.1		100.1		114.3		74.8		2.0		0.3
Cost of sales	(93.7)		(89.9)		(87.5)		(76.3)		(91.4)		(55.7)		(1.9)		—
Gross Profit	35.4		32.5		34.6		23.8		22.9		19.1		0.1		0.3
Operating expenses	(29.4)	(i)	(38.5)	(i)(j)	(35.0)	(i)	(34.9)	(f)(i)(n)	(30.4)	(f)	(31.8)	(f)(i)	(19.8)	(f)	(7.4)	(f)
Operating income (loss)	6.0		(6.0)		(0.4)		(11.1)	(n)	(7.5)		(12.7)		(19.7)		(7.1)
Net earnings (loss) attributable to equity holders of the Corporation	(2.8)	(c)(i)	(5.5)	(c)(i) (j)	(4.9)	(c)(i)	(59.2)	(c)(d)(i)	(34.2)	(c)	(73.9)	(c)(i)	(20.7)	(c)(g)	(23.3)	(c)(d)
Basic earnings (loss) per common share (a)	(0.07)		(0.10)		(0.09)		(0.69)		(0.45)		(0.93)		(0.29)		(0.32)
Diluted earnings (loss) per common share (a)	(0.07)		(0.10)		(0.09)		(0.69)		(0.45)		(0.93)		(0.29)		(0.32)
Adjusted EBITDA - Bozzetto (b)	14.5		15.1		15.5		10.4		11.7		8.5		N/A		N/A
Adjusted EBITDA - Cortland International (b)	5.4		3.6		4.0		2.5		5.7		4.6		(1.5)		N/A
Adjusted EBITDA - Holdings (b)	(4.9)		(6.4)		(12.8)		(14.0)	(n)	(7.7)		(7.6)		(4.8)		N/A
Adjusted EBITDA - Consolidated (b)	15.0		12.3		6.7		(1.1)	(n)	9.7		5.5		(6.3)		N/A

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SUMMARY OF QUARTERLY RESULTS (continued)

(a)	After deducting cumulative preferred shares dividends (whether declared or not) for the period.
(b)
A non-GAAP measure. Please refer to the Performance indicators (including certain Non-GAAP Financial Measures) section for additional information on this measure. Prior to 2023, the Corporation did not have significant consolidated operating subsidiaries and therefore did not report Adjusted EBITDA as a performance indicator.

(c)
Includes net change in fair value of investments of $0.1 million for the three months ended September 30, 2024, $2.4 million for the three months ended June 30, 2024, $(3.0) million for the three months ended March 31, 2024, $(54.9) million for the three months ended December 31, 2023, ($25.7) million for the three months ended September 30, 2023, ($28.8) million for the three months ended June 30, 2023, $10.8 million for the three months ended March 31, 2023 and $(10.2) million for the three months ended December 31, 2022.

(d)	Includes gain (loss) on the divestiture of the PLM equity-accounted investment of $19.3 million and $(0.1) million for the three months ended December 31, 2023 and December 31, 2022, respectively.
(e)	The three months ended March 31, 2023, results include the results of Tufropes from March 17 to March 31, 2023.
(f)
Operating expenses for the three months ended December 31, 2023 include transaction costs related to the Tufropes/Cortland acquisitions of $0.5 million, $2.8 million for the three months ended September 30, 2023, $0.3 million for the three months ended June 30, 2023 and $11.6 million for the three months ended March 31, 2023. Operating expenses for the three months ended December 31, 2022, also include $2.1 million of transactions costs related to Tufropes.

(g)
Net loss for the three months ended March 31, 2023 include $2.8 million non-cash expense related to the Paladin option and a $8.0 million non-cash expense related to the Paladin Carried Interest in Cortland International.

(h)	The three months ended June 30, 2023, results include the results of Bozzetto from May 9 to June 30, 2023.
(i)
Operating expenses and Net earnings (loss) for the three months ended September 30, 2024 include transaction costs of $0.3 million related to business acquisitions, $2.1 million in the three months ended June 30, 2024 related to business acquisitions, $0.9 million in the three months ended March 31, 2024 related to business acquisitions, $0.9 million in the three months ended December 31, 2023 related to the Bozzetto/StarChem acquisitions and $12.4 million for the three months ended June 30, 2023 related to the Bozzetto acquisition. Net loss for the three months ended June 30, 2023 also includes a $4.3 million non-cash expense related to the Paladin option in Bozzetto and a $12.9 million non-cash expense related to the Paladin Carried Interest in Bozzetto.

(j)
Operating expenses and Net loss for the three months ended June 30, 2024 include costs incurred of $7.2 million related to the termination of Paladin agreements. Net loss for the three months ended June 30, 2024 also includes a $4.0 million income related to the termination of the Paladin Carried Interests.

(k)	The three months ended September 30, 2023, results include the results of Cortland from July 11 to September 30, 2023.
(l)
The previously reported figures for the three months ended September 30, 2023, June 30, 2023 and March 31, 2023 have been restated to reflect the finalization of the purchase price allocations of Bozzetto, Tufropes and Cortland as well as the reclassification of certain expenses in alignment with the presentation format adopted in its annual audited consolidated financial statements in which freight cost and certain fees paid to distributors are presented in selling, general and administrative expenses.

(m)	The three months ended March 31, 2024, results include the results of StarChem which was acquired on January 2, 2024.
(n)
Operating expenses, operating income (loss), Holdings Adjusted EBITDA and the Consolidated Adjusted EBITDA for the three months ended December 31, 2023 have been restated to conform with the presentation adopted in the the Corporation's 2024 financial statements. Expected credit loss related to non-trade financial assets, which were previously reported in operating expenses, are now reported under net financial expenses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LIQUIDITY AND CAPITAL RESOURCES

The following table provides an overview of Aimia's cash flows for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions of Canadian dollars)	2024	2023 (a)	2024	2023 (a)
Cash and cash equivalents, beginning of period	112.8	63.9	109.1	505.3
Cash from (used in) operating activities	1.3	11.3	(18.1)	(13.3)
Cash from (used in) investing activities	(1.3)	(28.3)	39.8	(475.4)
Cash from (used in) financing activities	7.3	(4.3)	(11.8)	32.8
Translation adjustment related to cash	0.5	(0.1)	1.6	(6.9)
Cash and cash equivalents, end of period	120.6	42.5	120.6	42.5
(a)	Restated. Refer to the Change in accounting policies, presentation and restatement of comparative information section for additional details.

OPERATING ACTIVITIES

Cash from (used in) operating activities are mainly generated by revenues from contract with customers, reduced by cost of sales, operating expenses as well as income taxes paid. Prior to the acquisitions of operating businesses in the prior year, cash from (used in) operating activities was mainly generated from proceeds of marketable securities held for trading as well as revenues from investment management activities, and was reduced by operating expenses, purchases of marketable securities held for trading as well as income taxes paid.
Cash flows from (used in) operating activities amounted to $1.3 million for the three months ended September 30, 2024, compared to $11.3 million for the three months ended September 30, 2023.
Cash flows from (used in) operating activities for the three months ended September 30, 2024 and 2023 include $0.9 million and $2.8 million, respectively, of transaction and transition costs paid related to businesses acquisitions. Cash flows from (used in) operating activities for the three months ended September 30, 2024 and 2023 also include $1.2 million and $2.1 million, respectively, of expenses paid in relation to shareholder activism, including litigation settlement agreements, and the termination of the employment of Christopher Mittleman, a former executive of one of the Corporation’s subsidiary. Cash flows from (used in) operating activities for the current quarter also include a total of $4.3 million in deferred share units payments related to the departure of former executives, Phil Mittleman and Michael Lehmann.
Excluding these items, cash flows from operating activities for the three months ended September 30, 2024 amounted to $7.7 million, representing an unfavorable variance of $8.5 million which is primarily due to:
•	$12.6 million of proceeds from the disposal of investments held through Precog, in the third quarter of 2023;
•	an unfavorable variance of $2.3 million, which includes the variation in the change in net operating assets and other as well as the variance in the Holdings segment cash costs; and
•	a decrease in Adjusted EBITDA from Cortland International of $0.3 million; offset in part by
•	a higher Adjusted EBITDA contribution from Bozzetto of $2.8 million; and

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LIQUIDITY AND CAPITAL RESOURCES (continued)

•
a decrease in income tax paid of $3.9 million, which included a withholding tax payment of $2.4 million in the third quarter of 2023 in Cortland International due to excess cash repatriated from India.

Cash flows from (used in) operating activities amounted to $(18.1) million for the nine months ended September 30, 2024, compared to $(13.3) million for the nine months ended September 30, 2023.

Cash flows from (used in) operating activities for the nine months ended September 30, 2024 and 2023 include $4.0 million and $27.1 million, respectively, of transaction and transition costs paid related to businesses acquisitions.
Cash flows from (used in) operating activities for the nine months ended September 30, 2024 and 2023 also include
$11.6 million and $5.3 million, respectively, of expenses paid in relation to shareholder activism, including litigation settlement agreements, and the termination of the employment of Christopher Mittleman, a former executive of one of the Corporation’s subsidiary. Cash flows from (used in) operating activities for the current period also include payments of $10.9 million for the termination of Paladin agreements, a total of $5.9 million in separation and deferred share units payments related to the departure of former executives Phil Mittleman and Michael Lehmann, as well as
$0.7 million in deferred share units payments related to the departure of two directors.
Excluding these items, cash flows from operating activities for the nine months ended September 30, 2024 amounted to $15.0 million, representing an unfavorable variance of $4.1 million which is primarily due to:
•	an unfavorable variance of $22.8 million, which includes the variation in the change in net operating assets and other as well as the variance in the Holdings segment cash costs; and
•	$12.9 million of proceeds from the disposal of investments held through Precog, net of purchase of investments, in the first nine months of 2023; offset in part by
•	a higher Adjusted EBITDA contribution from Bozzetto of $24.9 million;
•	a higher Adjusted EBITDA contribution from Cortland International of $4.2 million; and
•	a decrease in income tax paid of $2.5 million mostly due to a withholding tax payment of $2.4 million in the third quarter of 2023 in Cortland International due to excess cash repatriated from India.

INVESTING ACTIVITIES

Cash from (used in) investing activities for the three months ended September 30, 2024 amounted to $(1.3) million and included the following:
•	$3.3 million of additions to property plant and equipment and intangible assets; offset in part by
•	$0.7 million of proceeds from the disposal of 8,926,000 Capital A warrants;
•	$0.4 million of proceeds from the disposal of 1,759,145 Capital A common shares; and
•	$0.9 million in interest and dividend received.

Cash from (used in) investing activities for the nine months ended September 30, 2024 amounted to $39.8 million and included the additional following items which occurred during the six months ended June 30, 2024:

•	the receipt of $32.9 million, representing the earn-out receivable by the Corporation in connection with the PLM divestiture;
•	$24.4 million of proceeds from the disposal of 105,676,400 Capital A common shares;
•	$0.3 million of proceeds from the disposal of 3,874,700 Capital A warrants;

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LIQUIDITY AND CAPITAL RESOURCES (continued)

•	$3.5 million of proceeds from the redemption of an investment fund;
•	$1.3 million loan repayment from a related party;
•	$0.9 million of proceeds from the redemption of an investment in a special purpose vehicle; and
•	$1.6 million in interest and dividend received; offset in part by
•	$17.8 million, net of cash acquired, paid for the acquisition of 65% of StarChem;
•	$4.6 million of additions to property plant and equipment and intangible assets; and
•	$1.4 million loaned to Kognitiv.

Cash from (used in) investing activities for the three months ended September 30, 2023 amounted to $(28.3) million and included the following:

•	$26.6 million paid for the acquisition of Cortland;
•	$3.7 million loaned to Kognitiv under a new secured promissory note agreement;
•	$3.3 million of additions to property, plant and equipment and intangible assets; offset in part by
•	$3.1 million of proceeds from the disposal of 348,200 common shares of Cineplex;
•	$1.6 million received related to the final working capital and net debt adjustment related to the Tufropes acquisition; and
•	$0.6 million in interest and dividend received.

Cash from (used in) investing activities for the nine months ended September 30, 2023 amounted to $(475.4) million and included the additional following items which occurred during the six months ended June 30, 2023:

•	$255.6 million, net of cash acquired, paid for the acquisition Tufropes;
•	$220.6 million, net of cash acquired, paid for the acquisition of 93.94% equity stake of Bozzetto;
•	$3.0 million loaned to Kognitiv, representing the final portion of the $5.0 million secured promissory note, and a $0.8 million advance to Kognitiv under a new secured promissory note;
•	$2.7 million loaned to TRADE X under a bridge loan agreement; and
•	$1.8 million of additions to property, plant and equipment and intangible assets; offset in part by
•	$16.1 million of proceeds from disposal of the money market fund held though Tufropes;
•	$6.9 million in interest and dividend received;
•	$6.3 million of proceeds from the redemption of an investment in a special purpose vehicle;
•	$5.0 million of proceeds from the repayment of a secured promissory note by Kognitiv; and
•	$3.1 million of proceeds from the disposal of 355,600 common shares of Cineplex.

FINANCING ACTIVITIES

Cash from (used in) financing activities for the three and nine months ended September 30, 2024 reflect net proceeds from a new senior financing in Bozzetto for an amount of $22.6 million.

Additionally, cash from (used in) financing activities for the three and nine months ended September 30, 2024 reflect the payment of $3.9 million and $10.9 million, respectively, related to preferred shares dividends, payments of $5.0 million and $5.4 million, respectively, for the repurchase of common shares through the normal course issuer bid, interest paid of $0.5 million and $8.1 million, principal elements of lease payments of $1.0 million and $3.0 million as well as the reimbursement of other borrowings of $4.9 million and $5.7 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LIQUIDITY AND CAPITAL RESOURCES (continued)

Finally, cash used in financing activities for the nine months ended September 30, 2024 includes a semi-annual principal repayments totaling $4.2 million under its credit Facility A, offset in part by proceeds from other borrowings of $2.9 million.

Cash from (used in) financing activities for the three and nine months ended September 30, 2023 also reflect the payment of $3.1 million and $9.5 million, respectively, related to preferred shares dividends. Additionally, cash from (used in) financing activities for the three and nine months ended September 30, 2023 reflect the principal elements of lease payments of $0.6 million and $1.0 million as well as the reimbursement of other borrowings of $0.4 million and $0.7 million, respectively, and a payment of $0.2 million related to the repurchase of a non-controlling interest in Bozzetto.

Cash from financing activities for the nine months ended September 30, 2023 reflects net proceeds from a new financing in Bozzetto put in place at closing of the acquisition for an amount of $131.4 million, representing gross proceeds of $139.5 million, net of upfront financing fees of $6.8 million and other financing costs paid to third parties of $1.3 million, which was used in part for the repayment of Bozzetto's previous senior debt of $83.9 million. Cash from financing activities for the nine months ended September 30, 2023 also reflect the payment of an amount of $3.3 million, representing the net portion of the new financing put in place at closing attributable to Bozzetto's executive management team (non-controlling interest).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LIQUIDITY AND CAPITAL RESOURCES (continued)

LIQUIDITY
The following table presents an overview of Aimia's liquidity as of September 30, 2024.

As at	September 30,
(in millions of Canadian dollars)	2024
Cash and cash equivalents	120.6
Investments in marketable securities	0.8
Liquidity position	121.4

Of the $120.6 million cash and cash equivalents balance presented above, $59.5 million is held in Bozzetto, $7.7 million in Cortland International and $53.4 million in the Holdings segments, respectively.

Excluding any investing activities, Aimia anticipates having an annualized holding company cash expenses of approximately $12.0 million to 12.5 million going forward. In addition, cash outflows associated with the payments of additional legal and professional fees related to shareholder activism (including litigation settlement agreements) are currently estimated to amount to $3.0 million.

Aimia also estimates, for the next 12 months, cash requirements for preferred shares dividends of $16.3 million (based on the most recent rate reset of the Series 4 preferred shares), if and when declared and paid, and up to $6.5 million of associated Part VI.1 tax. Over the next 12 months, Bozzetto is expected to make debt repayments of approximately $49.0 million consisting of principal and interest amounts. The repayments will include $21.0 million of voluntary prepayments ahead of their contractual due dates, of which $14.2 million would have been due in December 2025 and June 2026.

These cash requirements are expected to be met from the Corporation’s source of capital listed above as well as from the cash flows from operations generated by Bozzetto and Cortland International.

The amount held in cash, cash equivalents and investments, as well as the types of securities in which it may be invested, are based on policies established by the Board of Directors, which are reviewed periodically.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LIQUIDITY AND CAPITAL RESOURCES (continued)

BOZZETTO CREDIT FACILITIES
CDP senior loan

During the three months ended September 30, 2024, Bozzetto entered into a new financing agreement with an Italian development bank for an amount of $22.6 million (€15.0 million). This new loan matures in September 2027 and bears interest at Euribor 3 months ("E3M") plus a margin of 1.80% per annum. The loan is subject to subject to equal quarterly principal repayments starting December 2024 as well as quarterly interest payments.

Under the terms of the CDP senior loan agreement, Bozzetto is subject to the satisfaction of a leverage ratio, which is measured on a quarterly basis starting on September 30, 2024. The leverage ratio is defined as the ratio of total net debt at the end of the relevant period over the trailing twelve months EBITDA, as defined in the loan agreement.

Senior Loans

Cancellation of unused commitment

During the three months ended March 31, 2024, Bozzetto cancelled the unused available commitment under each of the Capex A and Capex B facilities amounting to €3.5 million and €3.5 million, respectively.

During the three months ended September 30, 2024, Bozzetto cancelled an amount of €5.0 million of the unused available commitment under the Revolver. Subsequent to September 30, 2024, Bozzetto cancelled the remaining portion of the unused available commitment under the Revolver amounting to €5.0 million.

Repayments

In June 2024, Bozzetto repaid a principal amount of $4.2 million (€2.9 million) under its credit Facility A, representing the semi-annual principal repayment under the terms of Bozzetto's credit facilities.

Subsequent to September 30, 2024, Bozzetto provided to the lenders a notice of voluntary prepayment amounting to
$21.0 million (€13.9 million) against the Facility A and Capex A tranches of its senior loans. The voluntary prepayment will be applied against portions of the scheduled semi-annual principal repayments under the senior loans amortization schedule for the June 2025, December 2025 and June 2026 repayment dates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CONTINGENT LIABILITIES AND LEGAL PROCEEDINGS

Litigation and legal proceedings

Actions against alleged joint actors

On April 12, 2023, Aimia commenced an action against Christopher Mittleman before the Ontario Superior Court. Aimia alleged that Christopher Mittleman communicated with various Aimia shareholders relating to the acquisition and voting of Aimia shares. The Corporation subsequently amended its claim to name Mithaq Capital SPC (“Mithaq”) and Milkwood Capital (UK) Ltd. (“Milkwood”) as defendants. Aimia alleged, among other things, that Mithaq, Milkwood and Mr. Mittleman engaged in an undisclosed campaign to acquire Aimia shares in an effort to reconstitute Aimia’s board and alter its business strategy. Mr. Mittleman, Milkwood, and Mithaq each commenced counterclaims against Aimia. Aimia’s action and the defendants’ counterclaims were scheduled to be heard at a trial on January 8, 2024.

Additionally, on April 27, 2023, Mithaq commenced an application against Aimia before the Ontario Superior Court, seeking a review of the proxies cast at Aimia’s April 18, 2023 annual general meeting of shareholders (the “AGM”) and additional unspecified “ancillary relief”. On October 5, 2023, Mithaq brought a motion seeking a declaration that none of Aimia’s directors were elected at the AGM and an order calling a special meeting of Aimia shareholders.
Mithaq’s motion was scheduled to be heard at the January 8, 2024 trial of Aimia’s action and the defendants’ counterclaims.

On December 29, 2023, Aimia announced that it had entered into a settlement agreement with Milkwood through which both Aimia and Milkwood agreed to dismiss all legal proceedings against each other. On January 3, 2024, Aimia announced that it had entered into a settlement agreement with Mr. Mittleman through which both Aimia and Mr. Mittleman agreed to dismiss all legal proceedings against each other.

Litigation settlement expenses related to these two settlement agreements have been recorded in selling, general and administrative expenses in the consolidated statements of operations. These expenses were not material.

On January 7, 2024 the trial of the action, scheduled to commence on January 8, 2024, was vacated as Aimia and Mithaq believed they would be able to settle the litigation. On October 31, 2024, the Corporation and Mithaq entered into a collaboration and settlement agreement. Refer to the Q3 2024 Highlights section for additional details.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CAPITAL STOCK

At September 30, 2024, Aimia had 96,312,117 common shares, 5,083,140 Series 1 Preferred Shares, 1,649,151 Series 3 Preferred Shares and 2,706,112 Series 4 Preferred Shares issued and outstanding for an aggregate amount of $269.5 million. In addition, there were 1,311,693 stock options issued and outstanding under the Aimia Long-Term Incentive Plan.
At September 30, 2024, there were also 10,475,000 warrants issued and outstanding, with a $3.70 exercise price. Given their cashless exercise option feature, the warrants are classified as a liability and are measured at fair value through profit and loss at each reporting period.

COMMON SHARES

Share issuance in connection with the termination of the Paladin agreements

As part of the consideration to terminate the Paladin agreements, the Corporation issued 5,040,000 common shares valued at $12.6 million. The common shares issued are subject customary lock-up provisions for a six-month period from the date of the termination of the agreements. Refer to the Other 2024 Highlights section for additional details on the termination of the Paladin agreements.

Normal course issuer bid

Refer to the Q3 2024 Highlights section for details on the NCIB activity during the period.

Escrow shares and contingent shares - MIM acquisition

The consideration paid for the acquisition of Mittleman Investment Management, LLC, in June 2020 included up to
2.7 million common shares that could be issued to the sellers subject to achievement of certain earn-out and performance related targets prior to the fourth anniversary of the closing of the transaction. Of those 2.7 million common shares, 1.6 million were subject to forfeiture and/or clawback clauses, and were originally issued and deposited in escrow (the "escrow shares") at the transaction closing. The remaining common shares could only be issued upon achieving the performance related targets (the "contingent shares").

None of the performance targets were achieved prior to the fourth anniversary of the transaction on June 19, 2024. Therefore, in accordance with the terms of MIM purchase agreement, 262,828 escrow shares were released from escrow, 1,302,857 escrow shares were forfeited and cancelled, 24,560 new common shares were issued and no contingent shares were issued.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CAPITAL STOCK (continued)

Upon the release of the escrow shares to the sellers, an amount of $0.8 million was reclassified from accounts payable and accrued liabilities to share capital. As a result of no contingent shares being issued, $1.3 million of the original contributed surplus recorded related to the contingent shares was reclassified to retained earnings.

PREFERRED SHARES, SERIES 3 AND SERIES 4

On February 22, 2024, Aimia announced that it would not be exercising its right to redeem all or part of the Series 3 Preferred Shares on March 31, 2024. As a result and subject to certain conditions, the holders of the Series 3 Preferred Shares had the right, at their option, to convert their shares into Cumulative Redeemable Floating Rate First Preferred Shares, Series 4 (the “Series 4 Shares”), subject to certain conditions. On March 22, 2024, Aimia announced that 2,706,112 of its 4,355,263 currently outstanding Series 3 Shares were tendered for conversion, on a one-for-one basis, into Series 4 Shares after having taken into account all election notices following the March 18, 2024 conversion deadline. As a result, as at April 1, 2024, the Corporation now has 1,649,151 Series 3 Shares issued and outstanding and 2,706,112 Series 4 Shares issued and outstanding.

With respect to the Series 3 Shares outstanding on or after April 1, 2024, the annual dividend rate for the five-year period from and including March 31, 2024 up to but excluding March 31, 2029 will be 7.773%, being 4.20% over the five-year Government of Canada bond yield, as determined in accordance with the rights, privileges, restrictions and conditions attaching to the Series 3 Shares. With respect to the Series 4 Shares outstanding on or after April 1, 2024, the dividend rate for the floating rate period from and including September 30, 2024 to, but excluding, December 31, 2024 will be 8.405%, being equal to the three-month Government of Canada Treasury Bill yield plus 4.20% per annum, calculated on the basis of the actual number of days in such quarterly period divided by 366, as determined in accordance with the rights, privileges, restrictions and conditions attaching to the Series 4 Shares (the “Floating Quarterly Dividend Rate”). The Floating Quarterly Dividend Rate will be reset every quarter.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DIVIDENDS

Quarterly dividends declared to preferred shareholders of Aimia during the nine months ended September 30, 2024 and 2023 were as follows:

Three months ended	2024		2023
(in millions of Canadian dollars, except per share information)	Amount	Per preferred share	Amount	Per preferred share
Series 1
March 31,	1.5	0.300125	1.5	0.300125
June 30,	1.6	0.300125	1.6	0.300125
September 30,	1.5	0.300125	1.5	0.300125
Total	4.6	0.900375	4.6	0.900375
Series 3
March 31,	1.7	0.375688	1.7	0.375688
June 30,	0.7	0.485813	1.6	0.375688
September 30,	0.8	0.485813	1.6	0.375688
Total	3.2	1.347314	4.9	1.127064
Series 4
March 31,	—	—	—	—
June 30,	1.5	0.570677	—	—
September 30,	1.6	0.570098	—	—
Total	3.1	1.140775	—	—

Total preferred dividends on Series 1, Series 3 and Series 4	10.9		9.5

Aimia is subject to Part VI.1 tax under the Income Tax Act (Canada) (the “ITA”) at an imposed tax rate of 40% associated with dividends paid on its preferred shares. For the three and nine months ended September 30, 2024, the gross amount of Part VI.1 tax expense is $1.6 million and $4.4 million (2023: $1.3 million and $3.8 million), respectively. Aimia and its related Canadian subsidiaries currently do not have sufficient Canadian taxable income to benefit from the Part VI.1 tax deduction to offset the Part 1 tax. Any unused Part VI.1 tax deduction are carried forward as non-capital losses under the rules specifically provided under the ITA.

During the nine months ended September 30, 2024 and 2023, the Corporation paid $2.9 million and $2.1 million of Part VI.1 tax, respectively.

On November 7, 2024, the Board of Directors of Aimia declared quarterly dividends of $0.300125 per Series 1 preferred share, $0.485813 per Series 3 preferred share and $0.528183 per Series 4 preferred share, in each case payable on December 31, 2024, to shareholders of record on December 17, 2024.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
EARNINGS (LOSS) PER COMMON SHARE

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions of Canadian dollars, except share and per share information)	2024	2023	2024	2023
Earnings (loss) attributable to equity holders of the Corporation	(2.8)	(34.2)	(13.2)	(128.8)
Deduct: Dividends declared on preferred shares related to the period	(3.9)	(3.1)	(10.9)	(9.5)
Earnings (loss) attributable to common shareholders	(6.7)	(37.3)	(24.1)	(138.3)
Weighted average number of common shares - Basic and diluted (a)	96,897,870	82,598,929	95,182,460	82,598,929
Basic earnings (loss) per common share	$(0.07)	$(0.45)	$(0.25)	$(1.67)
Diluted earnings (loss) per common share	$(0.07)	$(0.45)	$(0.25)	$(1.67)

(a)
The weighted average number of basic common shares calculation for the three and nine months ended September 30, 2023 excluded common shares issued and deposited in escrow as part of the MIM transaction as they were subject to forfeitures.

RELATED PARTIES TRANSACTIONS

DEPARTURE OF EXECUTIVES

During the three months ended March 31, 2024, the Corporation announced the departure of its CEO, Phil Mittleman and President, Michael Lehmann. The executives were granted by the Corporation separation payments amounting to an aggregate of $1.6 million. In addition, 416,667 unvested DSUs owned by the CEO vested. The intrinsic value of these DSUs represented $1.4 million at the time of departure. All of the executives' vested DSUs, which represented a total amount of $4.3 million upon payment, were settled in July 2024 in accordance with the DSU plan.

The departure of Phil Mittleman was not considered a termination event in the context of the MIM acquisition agreement and, as such, he remained entitled to escrow shares and contingent shares in accordance with the original acquisition agreement. On the 4th anniversary of the MIM acquisition, 104,645 escrow shares were released to Phil Mittleman.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
RELATED PARTIES TRANSACTIONS (continued)

TRANSACTIONS WITH A FORMER EXECUTIVE

Deferred share units

On March 27, 2023, the Corporation terminated the employment of a former executive, Christopher Mittleman. The termination of this former executive constituted a termination of service under the Corporation’s DSU plan. Upon termination of service, this former executive became entitled, for each DSU credited to its account, to a payment in cash equivalent to the value of an Aimia common share. As of the termination date, this former executive held 416,667 vested DSUs.

Secured promissory note

On July 8, 2022, the Corporation entered into a secured promissory note agreement to lend Christopher Mittleman an amount of $1.3 million (US$1.0 million). The secured promissory note bore interest at 7.5% annually and had a maturity date at the earlier of (1) July 8, 2027 or (2) the date upon which the vested DSUs granted to the former executive are settled pursuant to the terms and conditions of the DSU plan.

The termination of employment of this former executive was considered an event of default under the secured promissory note agreement. As a result, the principal as well as accrued and unpaid interests outstanding became immediately due. During the three months ended March 31, 2024, upon settlement of the DSUs, Aimia has received full payment of the promissory note and accrued interest.

Escrow and contingent shares

Under the Purchase Agreement and related agreements (the “MIM Agreements”) regarding the purchase, by the Corporation, on June 19, 2020, of MIM, a portion of the consideration payable to Christopher Mittleman was contingent upon his continued employment with the Corporation for a period of 10 years. Given the termination of his employment before the end of such period, the Corporation was entitled to claw back the pro rata portion of the consideration attributable to this executive, with recourse against the 485,053 shares attributable to the former executive placed in escrow at the time the acquisition of MIM closed. Accordingly, upon the fourth anniversary of the transaction, these escrow shares were forfeited and cancelled. In addition, this former executive was no longer entitled to its 291,032 contingent shares in connection with the MIM acquisition.

As a result, an accrued liability for deferred compensation of $0.4 million was reversed in the first quarter ended March 31, 2023, relating to the claw back of the escrow shares, as described above, and $0.6 million of the original contributed surplus recorded related to the contingent shares was reclassified to retained earnings.

TRANSACTIONS WITH KOGNITIV

Promissory Notes

First secured promissory note

In the first quarter ended March 31, 2023, the Corporation entered into a secured promissory note agreement with Kognitiv whereby the Corporation agreed to lend an amount of $5.0 million to Kognitiv, of which an amount of $2.0

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
RELATED PARTIES TRANSACTIONS (continued)

million was already advanced in 2022. The promissory note bore interest at 12%, was subject to a 3% structuring fee and had a maturity date as of March 7, 2023 and was secured by all present and future accounts receivable of the borrowers and all proceeds thereof. The promissory note was fully repaid by Kognitiv on March 7, 2023, and the Corporation recognized total interest of $0.3 million over the course of the loan period.

Amended and Restated second secured promissory note

During the third quarter of 2023, the Corporation entered into a second secured promissory note agreement totaling up to $4.5 million. During the nine months ended September 30, 2024, the promissory note was amended and restated to include an additional $2.0 million, of which an amount of $1.0 million was already advanced in 2023. The amended and restated promissory note is now totaling $6.5 million, excluding accrued interests. The promissory note now bears interest at 14%, and was originally subject to a $0.2 million structuring fee. Aimia recorded interest income of $0.3 million and $0.7 million during the three and nine months ended September 30, 2024, respectively. The amount, including accrued interest, is presented as Receivable from related party on the consolidated statements of financial position. The principal amount of $6.5 million and accrued interest thereon under the promissory note is secured by all present and future accounts receivable of the borrowers and all proceeds thereof, and by all present and after-acquired personal property of Kognitiv and its subsidiary loan parties.
The amended and restated secured promissory note matured on March 31, 2024. The maturity of the note has not been extended and it is now in default. The Corporation is currently enforcing its rights for payment in regards to the promissory note. The Corporation considers that there is an increased credit risk on a $2.2 million balance (principal and accrued interests) of its amended and restated promissory note that is subordinated to other senior secured debt of Kognitiv. Accordingly, Aimia recorded a $2.2 million expected credit loss provision during the three months ended September 30, 2024. The provision is presented in net financial expenses in the consolidated statements of operations.

Bridge Loan

During the three months ended June 30, 2024, Aimia entered into a bridge loan participation agreement with a U.S. institutional investor and purchased a 50% participation interest into a bridge loan done as part of a senior secured promissory note agreement between the institutional investor and Kognitiv. The 50% portion of the bridge loan funded by Aimia amounted to $0.4 million and was subject to $0.1 million structuring fee. The bridge loan bears interest at 17% and matured in June 2024. The U.S. institutional investor is also enforcing its rights for payment for its secured promissory notes. The amount, including accrued interest, is presented as Receivable from related party on the consolidated statements of financial position at September 30, 2024. No expected credit loss provision has been recognized in regards to this bridge loan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CHANGES IN ACCOUNTING POLICIES, PRESENTATION AND RESTATEMENT OF COMPARATIVE INFORMATION

This MD&A and the interim financial statements have been prepared using the same accounting policies as those presented in the Corporation's audited annual consolidated financial statements for the year ended December 31, 2023, except as described below.

Accounting policies updates related to StarChem acquisition

Revenue recognition - Toll manufacturing activities

The Corporation determines that it acts as an agent when performing certain toll manufacturing activities. Therefore, the direct costs associated to these activities, which are paid to external suppliers and recharged to customers, are recorded as a reduction to revenue, with only the margin being recognized as revenue.

Adoption of revised accounting standards

The Corporation has adopted the following revised standards as detailed below:

Non-current liabilities with covenants (Amendments to IAS 1)

The IASB issued amendments ‘Non-current liabilities with covenants’ to IAS 1 ‘Presentation of financial statements’. The new amendments aim to improve the information an entity provides when its right to defer settlement of a liability is subject to compliance with covenants within twelve months after the reporting period. The new amendments are effective for annual reporting periods beginning on or after January 1, 2024 and override the previous amendments. The amendments did not have any impact on the consolidated statements of the Corporation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CHANGES IN ACCOUNTING POLICIES, PRESENTATION AND RESTATEMENT OF COMPARATIVE INFORMATION (continued)
Changes in presentation of the consolidated statement of operations and statement of cash flows

Statement of operations

During the three months ended June 30, 2024, the Corporation provided a strategic update centered around the objectives of unlocking the growth potential of its core holdings (Bozzetto and Cortland International), monetizing non- core investments in which Aimia owns minority interests and reviewing its capital structure to support return of capital to shareholders. This strategic update, along with the wind-down of the MIM operations and recent monetization of many of its non-core minority investments represents a significant change in the nature of Aimia's operations.

Following a review of its consolidated financial statements, the Corporation believes that the presentation of the results from its non-core investment activities, previously grouped under "Other income (loss) from investments", below operating income (loss) (previously labelled ''income (loss) before the following items'') is a better representation of the Corporation's updated strategy and provides information that is more useful and relevant to the users of its consolidated financial statements.

Previously, ''Other income (loss) from investments'' was presented between gross profit and operating expenses, within operating income. The change in presentation of ''Other income (loss) from investments'' had not impact on earnings (loss) before income taxes and net earnings (loss).

Statement of cash flows

Following a review of its consolidated financial statements and in order to align with the changes in presentation in the consolidated statement of operations described above, the Corporation decided to change the presentation of its interest and dividends received within the consolidated statement of cash flows, from operating activities to investing activities.

Additionally, the Corporation decided to change the presentation of its interest paid within the consolidated statement of cash flows, from operating activities to financing activities.

The effect of these changes are included in the sub-section Restatement of comparative financial information - Finalization of purchase price allocation and reclassification of expenses below.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CHANGES IN ACCOUNTING POLICIES, PRESENTATION AND RESTATEMENT OF COMPARATIVE INFORMATION (continued)
Restatement of comparative financial information - Finalization of purchase price allocation and reclassification of expenses

During the fourth quarter of 2023, the Corporation finalized the purchase price allocation for the Bozzetto, Tufropes and Cortland business acquisitions. Based on these updated estimated fair value, the Corporation has recalculated the results of previously reported periods as if the purchase price allocations were finalized at each acquisition dates. As a result, the comparative consolidated statements of operations, comprehensive income, changes in equity and cash flows have all been restated accordingly. Additionally, the Corporation has restated the classification of certain expenses in its comparative statements of operations in alignment with the presentation format adopted in its 2023 annual audited consolidated financial statements.

Statements of operations and comprehensive income

	Three Months Ended September 30, 2023			Nine Months Ended September 30, 2023
(in millions of Canadian dollars)	As originally presented (a)	Adjustments	Restated	As originally presented (a)	Adjustments	Restated
Statement of operations & comprehensive income (extract)
Revenue from contracts with customers	114.3	—	114.3	191.1	—	191.1
Cost of sales	(89.6)	(1.8)	(91.4)	(151.1)	2.1	(149.0)
Gross Profit	24.7	(1.8)	22.9	40.0	2.1	42.1

Operating expenses	(22.9)	(7.5)	(30.4)	(69.7)	(12.3)	(82.0)
Other income (expenses), net	(26.3)	—	(26.3)	(80.7)	—	(80.7)
Loss before income taxes	(24.5)	(9.3)	(33.8)	(110.4)	(10.2)	(120.6)

Income tax expense	(3.1)	2.5	(0.6)	(11.8)	2.8	(9.0)
Net loss	(27.6)	(6.8)	(34.4)	(122.2)	(7.4)	(129.6)
Other comprehensive loss	(1.5)	—	(1.5)	(20.2)	—	(20.2)
Comprehensive loss	(29.1)	(6.8)	(35.9)	(142.4)	(7.4)	(149.8)

Net earnings (loss) attributable to:
Equity holders of the Corporation	(27.8)	(6.4)	(34.2)	(121.8)	(7.0)	(128.8)
Non-controlling interest	0.2	(0.4)	(0.2)	(0.4)	(0.4)	(0.8)
Net loss	(27.6)	(6.8)	(34.4)	(122.2)	(7.4)	(129.6)

Comprehensive earnings (loss) attributable to:
Equity holders of the Corporation	(29.2)	(6.4)	(35.6)	(141.7)	(7.0)	(148.7)
Non-controlling interest	0.1	(0.4)	(0.3)	(0.7)	(0.4)	(1.1)
Comprehensive loss	(29.1)	(6.8)	(35.9)	(142.4)	(7.4)	(149.8)

(a)
The results presented in the table already reflect the change in presentation of ''other income (loss) from investments'' discussed in the sub-section Changes in presentation of the consolidated statement of operations and statement of cash flows. In the table above, ''Other income (loss) from investments'' is presented within ''Other income (expenses), net'', while previously, its was presented between Gross Profit and Operating expenses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CHANGES IN ACCOUNTING POLICIES, PRESENTATION AND RESTATEMENT OF COMPARATIVE INFORMATION (continued)
Statements of changes in equity

The finalization of the purchase price allocations had the following impact within the statement of changes in equity for the nine months ended September 30, 2023:

•	Net loss attributable to equity holders of the Corporation for the nine months ended September 30, 2023 and the deficit at September 30, 2023 increased by $7.0 million;
•
Non-controlling interests (''NCI'') related to the Bozzetto acquisition on May 9, 2023, net of acquisition financing impact on NCI, increased by $4.8 million, net loss attributable to non-controlling interests for the nine months ended September 30, 2023 increased by $0.4 million, and the non-controlling interests balance at September 30, 2023, increased by $4.4 million.

Statements of cash flows

The finalization of the purchase price allocation ("PPA"), as well as the change in presentation described in the sub- section Changes in presentation of the consolidated statement of operations and statement of cash flows, had the following impact within the statement of cash flows for the three and nine months ended September 30, 2023:

	Three Months Ended September 30, 2023				Nine Months Ended September 30, 2023
(in millions of Canadian dollars)	As originally presented	Change in presentation	PPA Adjustments	Restated	As originally presented	Change in presentation	PPA Adjustments	Restated
Statement of cash flows (extract)
Net cash from (used in) operating activities	11.9	(0.6)	—	11.3	(10.3)	(7.5)	4.5	(13.3)
Net cash used in investing activities	(28.9)	0.6	—	(28.3)	(481.7)	7.5	(1.2)	(475.4)
Net cash from (used in) financing activities	(4.3)	—	—	(4.3)	36.1	—	(3.3)	32.8
Translation adjustment related to cash	(0.1)	—	—	(0.1)	(6.9)	—	—	(6.9)
Cash and cash equivalents, beginning of period	63.9	—	—	63.9	505.3	—	—	505.3
Cash and cash equivalents, end of period	42.5	—	—	42.5	42.5	—	—	42.5

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in accordance with the International Financial Reporting Standards (“IFRS”) requires management to make estimates, judgments and assumptions that management believes are reasonable based upon the information available. These estimates, judgments and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results can differ from those estimates (refer to Caution regarding forward-looking information). For the three and nine months ended
September 30, 2024, significant judgments and estimates made in preparation of the condensed interim consolidated financial statements are listed below.

Judgments

Judgments made in applying accounting policies that have the most significant effects on the amounts reflected in these consolidated financial statements are as follows:

•	Consolidation: whether the Corporation has control or significant influence over an investee.
•	The determination of the functional currencies of the Corporation's subsidiaries when the primary indicators are mixed.
•	Whether or not the Corporation is reasonably certain to exercise extension options over certain leases.
•	Whether the Corporation acts as a principal or an agent when performing certain toll manufacturing activities.

Estimates

Information about assumptions and estimation with a significant risk of resulting in material adjustments within the next year are presented below. Additional information about these assumptions and estimations are included in Aimia's audited consolidated financial statements for the year ended December 31, 2023, unless otherwise noted below.

•
The provisional purchase price allocation, the earn-out payable and the liability related to put options granted to non-controlling interests related to the StarChem acquisition. Refer to the Other 2024 Highlights section for additional information;

•	Measurement of the fair value of the investment in Clear Media, which include significant unobservable inputs. These inputs are detailed in the table below;
•	Recognition of deferred tax assets, availability of future taxable profit against which deductible temporary differences and tax losses carried forward can be utilized;
•	Measurement of post-employment benefits obligations, including key actuarial assumptions;
•	Recognition and/or measurement of contingent liabilities, including assumptions about the likelihood and magnitude of potential outflows of resources.
•	Measurement of expected credit loss on the secured promissory note of Kognitiv. Refer to the Related parties transactions section for additional information.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CRITICAL ACCOUNTING ESTIMATES (continued)

Measurement of fair value of the investments in private companies and other financial instruments

The following table provides information about how the fair value of the investments in private companies and other financial instruments were derived.

September30, 2024
Investments	Valuation technique	Key valuation inputs	Range	Sensitivity
		Discount rate	17.5% - 19.5%	+/- 1% = +/- $2.5MM
Clear Media Limited	Income Approach - Discounted cash flows	Long-term growth rate	3%	+/- 1% = +/- $1.6MM
		Discretionary cash flow
Investment funds	Price Based	Net Asset Value attributed based on investor statement	N/A	N/A

December 31, 2023
Investments	Valuation technique	Key valuation inputs	Range	Sensitivity
		Discount rate	17.5% - 20%	+/- 1% = +/- $2.4MM
Clear Media Limited	Income Approach - Discounted cash flows	Long-term growth rate	3%	+/- 1% = +/- $1.4MM
		Discretionary cash flow
		Share price	$0.59
Kognitiv - Warrants	Market Approach - Black- Scholes option pricing model	Volatility	50%	Not significant
		Exercise price	$1.5
Investment funds	Price Based	Net Asset Value attributed based on investor statement	N/A	N/A

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CONTROLS AND PROCEDURES

DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROLS OVER FINANCIAL REPORTING
The Corporation has adopted disclosure controls and procedures, with management's assistance, that are under the responsibility of the Executive Chairman and the President and Chief Financial Officer, in order to provide reasonable assurance that they are made aware of material information. The Corporation has also adopted internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS.
During the interim period ended on September 30, 2024, there were no changes in the Corporation's internal controls over financial reporting that have significantly affected, or are reasonably likely to significantly affect, Aimia’s internal controls over financial reporting, except as noted in the scope limitation section below.
Because of inherent limitations, internal controls over financial reporting and disclosure controls can provide only reasonable assurances and may not prevent or detect misstatements. Furthermore, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
The Audit, Finance and Risk Committee reviewed this MD&A, and the condensed interim consolidated financial statements, and the Board of Directors of Aimia approved these documents prior to their release.

SCOPE LIMITATION

The Corporation has limited the scope of design of internal controls over financial reporting for StarChem. This scope limitation is in accordance with National Instrument 52-109 section 3.3 (1) (b), which allows for an issuer to limit scope for businesses it acquired not more than 365 days prior to the end of the reporting period.

StarChem

The financial information of StarChem is reported under the Bozzetto segment along with Bozzetto. The summary financial information related to StarChem presented in Aimia's condensed interim consolidated financial statements and MD&A for the three and nine months ended September 30, 2024 is as follows:

	Three Months Ended September 30,	Nine Months Ended September 30,
(in millions of Canadian dollars)	2024	2024
Revenue	8.8	24.5
Earnings (loss) before income taxes	1.2	2.3
Total Assets	50.0	50.0
Total Liabilities	3.0	3.0

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
RISKS AND UNCERTAINTIES AFFECTING THE BUSINESS

The results of operations and financial condition of Aimia are subject to a number of risks and uncertainties and are affected by a number of factors outside of the control of Management.

For more information, and for a complete description of the risk factors that could materially affect the business, please refer to the corresponding section in the MD&A of the Corporation for the financial years ended December 31, 2023 and 2022 dated March 25, 2024.

The risks described therein and in the MD&A of the Corporation for the financial years ended December 31, 2023 and 2022 may not be the only risks faced by Aimia. Other risks which currently do not exist or which are deemed immaterial may surface and have a material adverse impact on Aimia's results of operations and financial condition.

GLOSSARY

"Aeroplan" - means Aeroplan Inc. (formerly Aimia Canada Inc.);

"Aeroplan Program" - means the coalition loyalty program owned and operated by Aeroplan, which was sold on January 10, 2019;
"Aimia" or the "Corporation" - means Aimia Inc., and where the context requires, includes its subsidiaries and affiliates;
"Aeromexico" - means Aerovias de Mexico, S.A de C.V.;

"Bozzetto" - means Giovanni Bozzetto S.p.A.;

"Constant Currency" - Constant Currency information compares results between periods as if exchange rates had remained constant over the periods. Constant Currency is derived by calculating current period results using foreign currency exchange rates from the same period in the prior year;
"Cortland" - means Cortland Industrial LLC;

"CRA" - means the Canada Revenue Agency;

"GAAP" - means generally accepted accounting principles in Canada which are in accordance with IFRS;

"IFRS" - means International Financial Reporting Standards;

"Kognitiv" - means Kognitiv Corporation, a Canadian B2B technology platform and services company;

"Limited Partners Capital Liability" - means the capital in Precog Capital Partners, L.P. that is not owned by the Corporation;
"MIM" - means Mittleman Investment Management LLC;

"PLM" - means PLM Premier, S.A.P.I. de C.V., together with its predecessor Premier Loyalty & Marketing, S.A.P.I. de C.V., owner and operator of Club Premier, a Mexican coalition loyalty program;

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
"Precog" - means Precog Capital Partners L.P., a Delaware limited partnership whose general partner and investment manager was MIM;
"RCUIDS" - means redeemable convertible unsecured Islamic debt securities;

"StarChem" - means Giovanni StarChem S.A.;

"Tufropes" - means Tufropes Pvt Ltd. as well as substantially all the net assets of India Nets (acquired through Tufnets Pvt Ltd.).

ADDITIONAL INFORMATION

Additional information relating to Aimia and its operating businesses, including Aimia's Annual Information Form dated March 28, 2024, is available on SEDAR+ at www.sedarplus.ca or on Aimia's website at www.aimia.com under “Investor Relations”.